As filed with the Securities and Exchange Commission on May 27, 1999
                                                      Registration No. 333-72385


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                          GLOBALNET FINANCIAL.COM, INC.
         --------------------------------------------------------------
                 (Name of Small Business Issuer in Its Charter)


              Delaware                                      7375                                     06-1489574
-------------------------------------------    --------------------------------    -----------------------------------------------
     (State or Jurisdiction of                        (Primary Standard                 (IRS Employer Identification Number)
   Incorporation or Organization)                 Industrial Classification
                                                         Code Number)

                           7280 W. Palmetto Park Road
                                    Suite 202
                            Boca Raton, Florida 33433
                                 (561) 417-8053
 ------------------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

        7280 W. Palmetto Park Road, Suite 202, Boca Raton, Florida 33433
 ------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)


                                Ronald B. Koenig
                       Chairman of the Board of Directors,
                          GlobalNet Financial.com, Inc.
                           7280 W. Palmetto Park Road
                                    Suite 202
                            Boca Raton, Florida 33433
                                 (561) 417-8053
 ------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)


                          COPIES OF COMMUNICATIONS TO:

                              Dale S. Bergman, P.A.
                                Broad and Cassel
                          201 South Biscayne Boulevard
                                   Suite 3000
                              Miami, Florida 33131
                          Telephone No. (305) 373-9400

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. |_|

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. |_|

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
                                                                                           Proposed
                                                                  Proposed                 Maximum
          Title of each Class                   Amount             Maximum                Aggregate           Amount of
             of Securities                       to be          Offering Price             Offering          Registration
           to be Registered                   Registered         Per Share (1)             Price(1)               Fee
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value                12,426,169 Shares             $3.50         $43,491,591            $12,830.01
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value                 1,649,984 Shares             $3.50          $6,599,936             $1,703.08
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value                    25,000 Shares              $.375             $9,375                 $2.76
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value                    25,000 Shares              $.25              $6,250                 $1.84
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value                27,108,800 Shares             $2.46         $66,686,664            $19,672.56
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value                   840,000 Shares             $2.375         $1,995,000            $ 5,885.25
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value                   250,000 Shares             $1.00          $2,250,000            $   663.75
------------------------------------------------------------------------------------------------------------------------------
         Total                                                                                                  $42,836.01(2)
------------------------------------------------------------------------------------------------------------------------------

----------------
1 Estimated solely for the purpose of calculating the registration fee and pursuant to Rule 457. The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

2 $26,221.56 was previously paid. Total amount due with this filing is $16,614.45.

                    SUBJECT TO COMPLETION, DATED MAY 27, 1999

PROSPECTUS

                                42,329,953 Shares

                          GlobalNet Financial.com, Inc.

         The selling stockholders are offering for sale up to 42,329,953 shares of common stock. We are registering the re-sale of the shares of common stock pursuant to commitments to these stockholders. We will pay the expenses of registering the re-sale of the shares.

         The selling stockholders may sell their shares in public or private transactions, at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sales of the shares, but will receive approximately $8,860,561 from the exercise of the warrants if all of the warrants are exercised.

         There is currently only a limited trading market for our common stock. Our stock is quoted on the OTC Bulletin Board under the symbol "GLBN". On May 17, 1999, the last reported bid price of the common stock was $3.50 per share.

         THESE SHARES HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION. NONE OF THESE ORGANIZATIONS HAVE DETERMINED WHETHER THIS PROSPECTUS IS COMPLETE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS

                                -----------------

                   The date of this Prospectus is May 27, 1999

                                TABLE OF CONTENTS

                                                                                                               PAGE
Summary..........................................................................................................1
Risk Factors.....................................................................................................7
Forward-Looking Statements......................................................................................14
Use Of Proceeds.................................................................................................15
Market For Common Equity........................................................................................15
Management's Discussion And Analysis Of Financial Condition And Results Of Operations...........................18
Business........................................................................................................21
Management......................................................................................................29
Principal Stockholders..........................................................................................35
Certain Transactions............................................................................................36
Selling Stockholders............................................................................................38
Description Of Securities.......................................................................................41
Plan Of Distribution............................................................................................44
Legal Matters...................................................................................................45
Experts.........................................................................................................46
Where You Can Find More Information.............................................................................46

         Unless the context requires otherwise, all references in this Prospectus to "GlobalNet Financial.com, Inc.", "we", "our", "us" and "GlobalNet" refer to GlobalNet Financial.com, Inc. and its subsidiaries.

                                     SUMMARY

         THIS IS A SUMMARY AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE MORE DETAILED INFORMATION CONTAINED IN THIS PROSPECTUS. EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS DOES NOT GIVE EFFECT TO 13,505,567 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF OUTSTANDING OPTIONS UNDER OUR STOCK OPTION PLAN AS WELL AS OTHER OUTSTANDING WARRANTS.

                                    ABOUT US

OVERVIEW

         We are a global multimedia provider of online financial information and services to the investment community. Our U.S. based website, www.microcap1000.com, operated through our subsidiary MicroCap1000.com, Ltd. ("MicroCap1000"), focuses on companies with a market capitalization of under $500 million and is designed to be a leading source for information on the MicroCap sector of the financial market. This website has nearly 165,000 registered users. Our first international site launched on April 28, 1999, www.ukinvest.com, is operated by our subsidiary, UK-iNvest.com, Limited ("UK-iNvest"). This website was developed through an alliance with Freeserve Limited, the United Kingdom's largest Internet Service Provider ("ISP") with more than 1.1 million active accounts and a subsidiary of Dixons Group, plc, the United Kingdom's largest electronics retailer. This site is the exclusive provider of investment information on the financial markets within Freeserve's money channel and provides information on a wide range of securities including all publicly listed stocks and bonds.

         Our goal is to be a worldwide provider of unique financial content and financial services. We intend to achieve this goal by developing a series of websites which will provide information on the major world markets. Once developed, management believes these web sites will position GlobalNet as a portal for worldwide market information and global investing. Such a portal would enable subscribers to access information about all the different markets throughout the world. Towards this end, GlobalNet is seeking to replicate the model it created for UK-iNvest.com by establishing exclusive relationships with ISP's and search engines and portals throughout the globe, leveraging its expertise in providing unique content and investor services in partnership with entities which have large subscriber bases.

         The Company intends to leverage upon the traffic generated by our sites, as well as those of our strategic partners, to provide financial services, particularly on-line trading, to our viewers worldwide. As the initial step in implementing this plan, we have entered into a letter agreement with GRO Corporation ("GRO") of Houston, Texas, a NASD licensed broker/dealer which provides on-line Electronic Direct Access Trading ("E-DAT") services to institutional and individual accounts. Pursuant to this agreement we will acquire an equity interest in GRO and provide on-line trading services on our website and our affiliated website. GRO provides training and a system for providing remote E-DAT and execution for their clients. Direct Access Trading allows the customer to instantly enter and execute trades with stock exchanges, market makers and Electronic Communication Networks ("ECNs"). Direct Access Trading will complement our internet based financial content and analytical tools. We anticipate expanding into other areas of online and E-DAT trading.
The closing of this transaction is subject to completion of due diligence, documentation and NASD approval.

BUSINESS STRATEGY

         Our revenue model has a number of components, including:

o payments from companies which want exposure on GlobalNet's and affiliated sites;

o online trading revenues assuming GlobalNet's successful entrance into this business outside of its investment in GRO;

o        advertising revenues;

o        sponsorship revenues; and

o        subscription fees.

         We intend to utilize our U.S. and U.K. platforms to obtain, through acquisitions, complementing companies and products that will provide realtime, value-added e-commerce programs and financial investment information to online users worldwide.

RECENT DEVELOPMENTS

         We are aggressively pursuing alliances with and investments in or by key on-line media, Internet and technology companies as well as pursuing strategic acquisitions in order to accelerate our revenue generation abilities, regular user base, page view growth and brand awareness. In this regard, we note the following recent developments:


o        STRATEGIC INVESTMENT BY FREESERVE LIMITED

         In May 1999 Freeserve Limited ("Freeserve") expanded its alliance with GLBN and purchased 8,382,669 shares of GLBN representing approximately 13% of GLBN's issued and outstanding common stock in exchange for approximately $15.0 million. The transaction consisted of the exercise of 2.0 million previously issued warrants at $1.0 and the purchase of 6,382669 new shares at $2.00. As part of the investment, Freeserve has been granted an option to increase its holdings in GLBN to 19.9% at $2.25 per share and will also designate one seat on GLBN's Board of Directors.

o        STRATEGIC INVESTMENT BY ITALIAN INVESTMENT CONSORTIUM

         In April 1999, an investment consortium consisting of The De Agositini Holding Group, Banco Commercial D'Italiana and Investitori Associate purchased 2,500,000 shares of GLBN representing approximately 3.8% of GLBN's issued and outstanding common stock in exchange for $5.0 million. De Agostini is involved internationally in consumer publishing, with group annual sales of approximately US$1.5 billion. Banco Commerciale Italiana is Italy's fifth-largest Italian bank. Investitori Associati is the largest leveraged buyout firm in Italy. Separately, GLBN and the Italian Consortium are in discussions regarding a joint venture for the development of a website covering the Italian Financial Marketplace.

o        STRATEGIC INVESTMENT BY TELESCAN

         In March 1999, we entered into various agreements with Telescan, Inc. ("TSCN"). As a result of these agreements TSCN currently owns 8% of GlobalNet (9.9% at the time of the agreement). Under the terms of the agreements, TSCN issued to GlobalNet 520,000 shares of its common stock, which at the time of the transaction were valued at $10.3 million in exchange for 5,176,161 shares of GLBN common stock. In addition, TSCN purchased a one year option from us for 25,000 shares of TSCN's common stock to purchase such number of shares necessary to increase TSCN's position to 19.9% of the then current shares outstanding. The shares may be purchased at an exercise price of $3.75 per share. The option may be exercisable at any time and until March 30, 2000.

         Telescan is an industry leader in providing Internet services, innovative solutions for online technology and data retrieval tools. Telescan's Wall Street City(R) financial supersite
         (www.wallstreetcity.com) receives between 12 and 15 million page views per month and provides a comprehensive suite of search tools, technical analysis and financial data on the Internet.

         In addition, we entered into a Licensing Services Agreement pursuant to which the parties will license contents and services to each other and each party will provide certain system operation services to the other in connection with the license. This technology will include the stock trading software currently being developed for TSCN by Trading Technologies Corporation. MicroCap1000.com will provide an exclusive online Investment Center dedicated to MicroCap and SmallCap market sectors on TSCN's Wall Street City(R) (www.wallstreetcity.com) financial supersite. The Center will include daily news articles and interviews with Wall Street analysts, the MC1000 Index and stock and investment information for Wall Street City subscribers.

o        ALLIANCE WITH MOTLEY FOOL FOR THE U.S. AND U.K.

         The Motley Fool (www.fool.co.uk and www.fool.com) will provide a broad range of content on www.ukinvest.com and daily articles for www.microcap1000.com. The content will include a daily mix of articles with distinctive "Fool" branding. UK articles will be written by Motley Fool writers in the UK and Europe.

o        ALLIANCE WITH THESTREET.COM FOR THE U.S. AND U.K.

         TheStreet.com and GlobalNet have entered into a Content License and Distributing Agreement. Pursuant to the Agreement, TheStreet.com will publish articles on a daily and weekly basis for MicroCap1000 and UK-iNvest. These articles will appear on the websites and will include links to TheStreet.com. In addition, we will create an article that, subject to TheStreet.com's approval, will appear on TheStreet.com's website. The column will also contain a hyperlink to our sites. This article on TheStreet.com and our association with TheStreet.com will increase awareness of our name and brand.

HISTORICALLY

         We historically generated revenues primarily from the activities of our wholly owned subsidiary International Capital Growth, Ltd. which acted as placement agent in private financings and as a financial consultant to various companies. However, over the last nine months we have shifted our focus almost exclusively to financial publishing activities.

         Our financial publishing activities have yet to generate any meaningful revenue. For the year ended December 31, 1998 we had a net loss of approximately $3.0 million and an accumulated deficit of $6.3 million. For the three months ended March 31, 1999 we had a net loss of approximately $2.0 million and an accumulated deficit of $8.3 million at March 31, 1999. We anticipate losses to continue until such time as our financial publishing activities generate significant revenues.

         Our executive offices are located at 7280 W. Palmetto Park Road, Suite 202, Boca Raton, Florida 33433. Our telephone number is (561) 417-8053.

                               ABOUT THE OFFERING

Common Stock Offered by the                                  42,329,953 shares, of which 39,539,969 shares are
    Selling Stockholders                                     presently outstanding and 2,789,984 shares are
                                                             issuable upon exercise of warrants and options.

Common Stock Outstanding after the Offering                  64,545,626 shares(1)

OTC Bulletin Board Trading Symbol                            GLBN

Use of Proceeds                                              We will not receive any proceeds from the sale of the
                                                             shares by the selling stockholders. We are also
                                                             registering the re-sale of shares issuable upon
                                                             exercise of warrants and options. If the warrants are
                                                             exercised, we will receive proceeds from the exercise
                                                             of the warrants. Any proceeds received from the
                                                             exercise of the warrants will be used for working
                                                             capital and general corporate purposes.

Risk Factors                                                 The securities offered hereby involve a high degree
                                                             of risk.

---------------
(1) Does not include (i) 8,726,000 shares of Common Stock reserved for issuance upon exercise of options granted under the Company's 1998 Stock Option Plan;
(ii) 1,274,000 shares of Common Stock reserved for issuance upon exercise of options available for future grant under the 1998 Stock Option Plan; (iii) 4,779,567 shares of Common Stock issuable upon the exercise of warrants and (iv) options to purchase shares of GLBN such that, after giving effect to the shares currently owned by TSCN and Freeserve, each would upon exercise of the option then own 19.9% of the then outstanding shares of GLBN common stock.

                             SUMMARY FINANCIAL DATA

         Set forth below are selected financial data for each of the periods indicated. The selected financial data for the years ended December 31, 1998 and 1997 as well as the periods ended March 31, 1999 and March 31, 1998 has been derived from our historical financial statements included elsewhere in this Registration Statement. All of the information set forth below should be read in conjunction with our consolidated financial statements, including the notes thereto, "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information included in this Prospectus.

                                                 For the Years Ended                   For the Three Months
                                                     December 31,                         Ended March 31,
                                          ----------------------------------- ----------------------------------------
                                               1998              1997                1999                 1998
                                          ----------------------------------------------------------------------------
Total revenue                                 $1,281,347          $3,428,054             $225,966            $284,746
Total operating expenses                       4,289,223           4,429,939            2,223,951             594,833
                                               ---------           ---------            ---------             -------
Net loss                                     $(3,007,876)        $(1,001,885)         $(1,997,985)          $(310,087)
Less cumulative preferred dividend                     0             (29,624)                   0                   0
Net loss attributable to common
stockholders                                 $(3,007,876)        $(1,031,509)         $(1,997,985)          $(310,087)
Basic and diluted loss per common
share                                             $(0.12)             $(0.07)              $(0.04)             $(0.02)
Weighted average common shares
outstanding -basic and diluted                25,233,000          15,655,000           45,936,000          19,814,000

                                                  December 31, 1998                        March 31, 1999
                                         ----------------------------------------------------------------------------
Total Assets                                         $3,505,010                             $14,156,612
Total Liabilities                                    $1,223,435                                $776,357
Long-Term Debt                                           $0                                      $0
Stockholders' Equity                                 $2,281,575                             $13,380,255


         Differences in actual results may be caused by factors such as those discussed in the "Risk Factors" below as well as those discussed elsewhere in this Prospectus and in our filings with the SEC.

                                  RISK FACTORS


         The shares offered are speculative and involve a high degree of risk. You should carefully consider the following matters, as well as the other information in this prospectus, before investing.

WE HAVE A LIMITED OPERATING HISTORY IN THE AREA OF ON-LINE FINANCIAL INFORMATION SERVICES.

         Our subsidiary MicroCap 1000.com, Ltd. only commenced operations in October, 1998. Our subsidiary UK-iNvest.com Limited only commenced limited operations in late April 1999 and is still in the start-up phase. Thus, we have little operating history upon which you can evaluate our performance and prospects. We face the risks frequently encountered by developing companies. These risks include the potential inability to compete with more established firms and to retain and maintain key personnel as well as uncertainty as to which areas to target for growth and expansion and as to the source of funding for operations and expansion.

WE WILL DEPEND ON ADVERTISING REVENUES AND SPONSORSHIPS.

         We expect to derive a significant portion of our revenues from the sale of advertising on our Internet sites. In order to generate significant Internet-based advertising revenue, we will likely depend on:

o advertising agencies, which exercise substantial control over the placement of advertising for their clients;

o our ability to convince advertisers and advertising agencies of the benefits of advertising on our Internet sites;

o our ability to retain, broaden and diversify our future base of advertising customers;

o the development of a larger base of users of our Internet site possessing demographic characteristics attractive to advertisers;


         If we are unable to attract and retain paying advertising customers or we are forced to offer lower than anticipated advertising rates in order to attract and/or retain advertising customers, our business will be harmed.


THE INTERNET MAY NOT BE ACCEPTED AS AN ADVERTISING MEDIUM.

         Use of the Internet by consumers is at an early stage of development and market acceptance of the Internet as a medium for information, commerce and advertising is subject to a high level of uncertainty. We believe that our success depends upon our ability to obtain significant revenues from our Internet operations, which will require the development and acceptance of the Internet as an advertising medium. In order for us to generate advertising revenues, advertisers and advertising agencies must direct a portion of their budgets to the Internet as a whole, and specifically to our Internet site. We believe that most advertisers and advertising agencies have limited experience with the Internet as an advertising medium and neither advertisers nor advertising agencies have devoted a significant portion of their advertising budgets to Internet-related advertising to date. We cannot assure you that advertisers or advertising agencies will be persuaded, or able, to allocate or continue to allocate portions of their budgets to Internet-based advertising persuaded or able to do so, we cannot assure you, that they will find Internet-based advertising to be more effective than advertising in traditional media decide to advertise on our Internet site.

WE WILL DEPEND ON CONTINUED GROWTH OF THE INTERNET.

         Rapid growth in the use of and interest in the Internet is a recent phenomenon. We cannot assure you that acceptance and use of the Internet will continue to develop or that a sufficient base of users will emerge to support our business. Revenues from our Internet operations will depend largely on the widespread acceptance and use of the Internet as a source of information and entertainment and as a vehicle for commerce in goods and services. The Internet may not be accepted as a viable commercial medium for a number of reasons. If use of the Internet does not continue to grow or grows more slowly than expected, or if the Internet infrastructure does not effectively support growth that may occur, our business would be harmed.

WE FACE INTENSE COMPETITION.

         We compete with other Internet sites for the time and attention of consumers and for advertising and subscription revenues. Competition among Internet sites is intense and is expected to increase significantly in the future. In our area of focus of finance, we compete with various companies and Internet sites, such as Yahoo Business, Inc., CBS Market Watch, CNN Financial Network, MSN Investor, The Motley Fool, Silicon Investor, Excite Money & Investing and TheStreet.com, among others. These companies have significantly greater resources than we do. Many, if not all, of these competitors also offer a wider range of products and services than we do and may be sufficiently attractive to Internet users to attract users to their services and, consequently, dissuade them from accessing our Internet sites. If we are unable to continue to attract a significant number of Internet users to our Internet site, our business will be harmed.

THERE ARE LOW BARRIERS TO ENTRY.


         The market for Internet-based products and services is relatively new, intensely competitive and rapidly evolving. There are minimal barriers to entry, and current and new competitors can launch new Internet sites at a relatively low cost within relatively short time periods. Accordingly, we expect competition to persist and intensify and the number of competitors to increase significantly in the future. We cannot assure you that our Internet sites will compete successfully.


MANAGEMENT HAS LIMITED EXPERIENCE IN SALES AND MARKETING OF ADVERTISING.

         None of our senior management team has any significant experience in selling advertising on the Internet or any other medium, and few members of our senior management team have any significant experience in the Internet industry. Achieving acceptance by potential advertisers and advertising agencies of our Internet sites as a viable marketing forum will require us to develop and maintain relationships with key advertisers and advertising agencies. There can be no assurance that any such relationships will be developed, on a timely basis or at all.

WE DEPEND ON THIRD PARTIES FOR INTERNET OPERATIONS AND CONTENT DEVELOPMENT.

         We believe that the ability to advertise our Internet site on other Internet sites and the willingness of the owners and operators of such sites to direct users to our Internet site through hypertext links are critical to the success of our Internet operations. Other Internet sites, particularly search/index guides and other companies with the strategic ability to direct user traffic, significantly affect traffic to our Internet site. We cannot assure you that we will establish or maintain such arrangements in the future. Our ability to develop original and compelling Internet-based products and services is also dependent on maintaining relationships with and using products provided by third-party vendors. Developing and maintaining satisfactory relationships with third parties could become more difficult and more expensive as competition increases among Internet sites. If we are unable to develop and maintain satisfactory relationships with such third parties on terms acceptable to us, or if our competitors are better able to leverage such relationships, our business will be harmed.

REVENUES WILL BE UNPREDICTABLE.

         As a result of our limited operating history and the emerging nature of the Internet, including Internet-based advertising, we cannot forecast our expenses and revenues accurately. We believe that, due primarily to the relatively brief time the Internet has been available to the general public, there has not yet been developed a commercially viable business model from which to successfully operate any form of Internet-based product and/or service business. Further, few, if any, of our operating expenses can be quickly or easily reduced. As a result, we may be unable to adjust spending in a timely manner to compensate for any unexpected expenditures or a shortfall in actual revenues as compared to estimated revenues.

MANAGEMENT HAS LIMITED EXPERIENCE IN NEW BUSINESS AREA.

         Development and operation of an Internet website is a new business area for and a deviation from our historical business. Our long-term success will depend, in part, on our ability to expand operations beyond solely relying on Internet-based advertising revenues into areas such as subscription-based products and services and electronic commerce, in addition to successfully developing new Internet sites and enhancing the existing one. We cannot assure you that we will be able to expand into such areas, develop and launch any new Internet sites or enhance existing ones.

ACQUISITIONS AND VENTURES MAY DISRUPT OR OTHERWISE HAVE A NEGATIVE IMPACT ON OUR BUSINESS.

         We may enter into new business opportunities and ventures in a broad range of areas. Typically, such opportunities require extended negotiations, the investment of a substantial amount of capital and substantial burdens on our management personnel and our financial and operational systems. We cannot assure you that such a venture would ever achieve profitability.

TECHNOLOGICAL CHANGES MAY HARM OUR BUSINESS.

         The market for Internet-based products and services is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The emerging character of these products and services and their rapid evolution will require that we continually improve the performance, features and reliability of our Internet-based products and services. We cannot assure you that we will be successful in responding quickly, cost effectively and sufficiently to these developments.

         In addition, the widespread adoption of new Internet technologies or standards could require substantial expenditures by us to modify or adapt our Internet site and services and could fundamentally affect the character, viability and frequency of Internet-based advertising, either of which could harm our business. In addition, new Internet-based products, services or enhancements offered by us may contain design flaws or other defects that could require costly modifications or result in a loss of consumer confidence, either of which could harm our business.

WE MAY EXPERIENCE SYSTEM FAILURES.


         The satisfactory performance, reliability and availability of our Internet site and its computer network infrastructure are critical to attracting Internet users and maintaining relationships with advertising customers. Our Internet-based advertising revenues will be directly related to the number of advertisement impressions delivered by us. System interruptions that result in the unavailability of our Internet site or slower response times for users would reduce the number of advertisements delivered, reduce the attractiveness of our Internet sites to users and advertisers, and could harm our business. We are dependent on third parties for uninterrupted Internet access.


WE WILL HAVE TO PROTECT AGAINST SECURITY RISKS.

         We have instituted certain security measures designed to protect our Internet site and other operations from unauthorized use and access. Such measures cannot guarantee complete security. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our Internet operations. We may be required to spend significant money and resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. To the extent that our activities or any third party contractors involve the storage and transmission of proprietary information, such as computer software or credit card numbers, security breaches could expose us to a risk of loss or litigation and possible liability. We cannot assure you that contractual provisions attempting to limit our liability in such areas will be successful or enforceable, or that parties will accept such contractual provisions as part of our agreements.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY.


         Our success is dependent upon our ability to protect and leverage the value, if any, of our original Internet technologies, software, content and our trademarks, trade names, service marks, domain names and other proprietary rights we either currently have or may have in the future. We have filed service marks for our logo and name, as well as for the names of our site. Given the uncertain application of existing copyright and trademark laws to the Internet, we cannot assure you that existing laws will provide adequate protection for our technologies, sites or domain names. Policing unauthorized use of our technologies, content and other intellectual property rights entails significant expenses and could otherwise be difficult or impossible to do given, among other things, the global nature of the Internet. From time to time, we may be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of the trademarks and other intellectual property of third parties by us or our licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.


THE SECURITIES BUSINESS IS VERY RISKY.

         Our business is concentrated in the securities industry and, particularly, providing information about the securities industry over the Internet. The success of our business depends, in part, on continued interest in the securities industry. The current level of interest in the securities industry is extremely high as a result of a very positive stock market and the economic climate in the U.S. and perceived buying opportunities in the foreign markets. However, many factors, including economic downturns, market conditions and the level and volatility of interest rates, may contribute to reduced levels of interest or participation in financing and investment transactions, generally resulting in lower revenues for businesses, such as ours.

CONDUCTING BUSINESS IN FOREIGN MARKETS SUBJECTS US TO A NUMBER OF RISKS.

         We are the exclusive provider of investor information and services within the financial channel of Freeserve Limited, the United Kingdom's largest and fastest growing internet service provider. We intend to enter into other agreements with other internet service providers outside of the United States. Conducting business outside the United States will require us to become familiar with and comply with foreign laws, rules, regulations and customs. Expansion into non-U.S. markets may also require significant additional expenses. Our management has limited experience conducting business outside of the United States. We cannot assure you that we will be successful engaging in business outside the United States. Moreover, our failure to comply with foreign laws, rules and regulations of which we are not aware may harm our business.

         Our inability to find a joint venture partner could slow down our anticipated growth. We intend to expand into foreign markets through joint ventures with Internet service providers or others in the target market. We cannot assure you we will be able to find a suitable partner, or, if found, that the joint venture will be successful. If we do not find a suitable joint venture partner, we may enter the foreign market without a partner, which would pose additional risks.

WE WOULD BE LIABLE FOR INFORMATION RETRIEVED FROM THE INTERNET.

         As a publisher and a distributor of content over the Internet, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that we publish or distribute. In addition, we could be exposed to liability with respect to the content or unauthorized duplication of material indexed in our search services. As a result, any imposition of liability that is not covered by insurance could harm our business. We are currently in the process of attempting to obtain insurance that would cover our activities on the Internet. However, we cannot assure you that such insurance will be available on terms acceptable to us or at all.

U.S. AND FOREIGN GOVERNMENT REGULATIONS MAY IMPACT OUR BUSINESS.

         Currently few laws and regulations are directly applicable to the Internet. However, it is possible that new laws and regulations will be adopted covering issues such as access, obscene or indecent communications and the pricing, characteristics and quality of Internet products and services and on-line trading. As a provider of Internet-based products and services, we are subject to the provisions of existing and future federal and local legislation that could be applied to our operation. Such legislation could also dampen the growth of the Internet generally and decrease the acceptance of the Internet as an advertising medium, and could, thereby, harm our business.

NET CAPITAL REQUIREMENTS COULD IMPACT OUR BUSINESS.

         The SEC, the Department of the Treasury and various other securities and commodities exchanges and other regulatory bodies in the United States and abroad either have or are considering the imposition of rules with respect to net capital requirements which could affect us or our subsidiaries. A change in such rules, or the imposition of new rules, affecting the scope, coverage, calculation or amount of such net capital requirements, or a significant operating loss or any unusually large charge against net capital could adversely affect our ability to pay dividends or to expand or even maintain levels of business.

WE DEPEND ON KEY PERSONNEL AND DO NOT HAVE AGREEMENTS WITH THEM.

         Our success will depend upon the services of our executives and certain key personnel, including Ronald B. Koenig, our Chairman of the Board of Directors; Stanley Hollander our President and Chief Executive Officer; Alan L. Jacobs, our Executive Vice President; Michael Jacobs our Chief Operating Officer; Jay Matulich our Senior Vice President; John Flanders our Chief Technical Officer and Richard

Hefter our Editor-in-Chief. Competition among financial services firms for executives and other professional personnel is intense and subject to escalating compensation expenses. We cannot assure you that we will be able to successfully attract and retain key personnel. The loss of the services of any one or more of such personnel or inability to attract such personnel could harm our business. We do not have employment or non-competition agreements with any key officer or director. Further, we do not maintain key man life insurance on any of our executives or key personnel. We cannot assure you that such officers and directors will remain associated with us in any particular capacity or that they will not currently, or in the future, compete, directly or indirectly, with us.

EXERCISE OF WARRANTS AND OPTIONS WILL HAVE DILUTIVE EFFECT.

         We currently have outstanding warrants and options to purchase 13,505,567 shares of common stock and are registering the re-sale of the shares underlying 2,789,984 warrants and options. This will provide an opportunity for the holders thereof to profit from a rise in the market price of our common stock with resulting dilution in the ownership interest in us held by the then present stockholders. Because holders of these securities would most likely opt to exercise their securities and receive the underlying common stock at a time when we may be able to obtain capital by a new offering of securities on terms more favorable than those provided by such securities, the terms on which we may be able to obtain additional capital would be adversely affected.

WE MAY HAVE SUBSTANTIAL SALES OF OUR COMMON STOCK WHICH COULD HAVE A NEGATIVE EFFECT ON OUR STOCK PRICE.

         Of our 64,545,626 shares outstanding, 58,950,821 are restricted shares as that term is defined in Rule 144 promulgated under the Securities Act. Of such 58,950,821 shares of common stock, 39,539,969 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any such shares purchased by "affiliates," which will be subject to certain resale limitations under Rule 144. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of our issued and outstanding common stock, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of us may sell is not so limited, since non-affiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning us.


         Prospective investors should be aware that the possibility of sales may, in the future, depress the price of the common stock in any market which may develop and, therefore, the ability of any investor to market shares may be dependent directly upon the number of shares that are offered and sold. Affiliates may sell their shares during a favorable movement in the market price of the common stock, which may have a negative effect on the price per share of the common stock.


PROVISIONS COULD MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US.


         We have 20,000,000 authorized shares of preferred stock, none of which are currently issued and outstanding. The preferred stock may be issued with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval (but subject to applicable government regulatory restrictions), to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. If issued, the preferred stock could be utilized, as a method of discouraging, delaying or preventing a change in control. Although we have no present intention to issue any additional shares of our preferred stock, we cannot assure you that we will not do so in the future.

THERE HAS BEEN A LIMITED TRADING MARKET FOR OUR COMMON STOCK.


         Our common stock has been quoted on the OTC Bulletin Board since June 12, 1997. Our common stock has only a limited trading market. We cannot assure you that a more active trading market will develop or, if developed, that it will be maintained. We cannot predict the effect, if any, that the sale of restricted shares of common stock or shares of common stock issuable upon exercise of the warrants or the availability of such securities for sale will have on the market price of the common stock. As a result, an investor might find it difficult to dispose of, or to obtain accurate quotations as to the value of, the common stock.


OUR LISTING ON OTC BULLETIN BOARD SUBJECTS INVESTORS TO ADDITIONAL REGULATIONS.

         Our common stock has limited active trading market and the trading price of the common stock is less than $5.00 per share, trading in the common stock is subject to the requirements of Rule 15g-9 promulgated under the Exchange Act. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The common stock is also subject to the Securities Enforcement Remedies and Penny Stock Reform Act of 1990, which requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, according to recent regulations adopted by the SEC, any equity security not traded on an exchange or quoted on Nasdaq that has a market price of less than $5.00 per share, subject to certain exceptions). Such requirements could severely limit the market liquidity of the common stock and the ability of purchasers in this offering to sell their securities in the secondary market.

WE MAY NOT MAINTAIN CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION IN CONNECTION WITH THE EXERCISE OF THE WARRANTS.

         We will be able to issue the shares issuable upon the exercise of the warrants only if (1) there is a current Prospectus relating to the securities offered under an effective Registration Statement filed with the SEC, and (2) such common stock is then qualified for sale or exempt therefrom under applicable state securities laws of the jurisdictions in which the various holders of such Warrants reside. While this Prospectus relates to a current, effective Registration Statement, there can be no assurance, that we will be successful in maintaining a current Registration Statement. After a Registration Statement becomes effective, it may require updating by the filing of post-effective amendments.

WE ANTICIPATE INCREASED OPERATING EXPENSES AND MAY EXPERIENCE LOSSES.

         As of March 31, 1999, we had an accumulated deficit of $8.3 million. Because of our limited operating history and the uncertain nature of the rapidly-changing markets we serve, we believe the prediction of future results of operations is difficult or impossible. In addition, we believe that period-to-period comparisons of our operating results are not meaningful. You should not rely on the results for any period as an indication of future performance. In particular, although we experienced strong revenue growth during 1998, we do not believe that this level of revenue growth will be sustained in future periods. We currently expect that our operating expenses will continue to increase significantly as we expand our sales and marketing operations, continue to develop and extend the GLBN brand, fund greater levels of product development, develop and commercialize additional media properties, and acquire complementary businesses and technologies. As a result, we may experience losses on a quarterly and annual basis.

THE YEAR 2000 BUG COULD CAUSE OUR SOFTWARE PRODUCTS AND THOSE OF OUR SUPPLIERS TO MALFUNCTION, WHICH PREVENT OR LIMIT ACCESS TO OUR ONLINE PROPERTIES AND COULD BE COSTLY TO REMEDY.

         Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. These date code fields will need to distinguish 21st century dates from 20th century dates and, as a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements.

         We are currently assessing the Year 2000 issue and expect to complete the program by the spring of 1999. We have not incurred material costs to date in this process, and currently do not believe that the cost of additional actions will have a material effect on our results of operations or financial conditions. Although we currently believe that our systems are Year 2000 compliant in all material respects, our current systems and products may contain undetected errors or defects with Year 2000 date functions that may result in material costs. Although we are not aware of any material operational issues or costs associated with preparing our internal systems for the Year 2000, we may experience serious unanticipated negative consequences or material costs caused by undetected errors or defects in the technology used in our internal systems.

                           FORWARD-LOOKING STATEMENTS

         Some of the information in this Prospectus contains forward-looking statements within the meaning of the federal securities laws. These statements include, among others, website development plans, strategies, expectations regarding competition and market acceptance of our products and the Internet as a secure and reliable communications and commerce medium, and possible effects of pending and future government regulation. Forward-looking statements typically are identified by use of terms like "may," "will," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including our limited operating history and operating losses, dependence on advertising revenues, inability to effectively compete, economic conditions, unanticipated difficulties in product development, inability to gain market acceptance and market share, ability to manage growth, Internet security risks and uncertainty relating to the evolution of the Internet as a medium for commerce, dependence on third party content providers, dependence on our key personnel, Year 2000 problems and the impact of future government regulation on our business. You should also consider carefully the risks described in this prospectus or detailed from time to time in our filings with the Securities and Exchange Commission.

                                 USE OF PROCEEDS


         We will not receive any proceeds from the sale of the shares offered by the selling stockholders. We will receive proceeds only upon the exercise of the warrants for which we are registering the underlying shares of common stock, if these warrants are exercised. We would receive approximately $8,860,561 from the exercise of the warrants and options assuming all of the warrants and options were exercised. We cannot assure you as to when, if ever, any or all of such warrants will be exercised. Proceeds, if any, received from the exercise of the warrants will be used for working capital requirements and other general corporate purposes.

         We estimate we will spend $85,336 in registering the shares.


                            MARKET FOR COMMON EQUITY


         Our common stock is currently quoted on the OTC Bulletin Board under the symbol "GLBN". The table set forth below presents the high and low bid prices of the common stock for the period indicated based on information provided by the OTC Bulletin Board. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

1997                                                                                    HIGH                 LOW
----                                                                                    ----                 ---
         Quarter ended June 30, 1997 (commencing June 6, 1997)                          $2.75                $2.25
         Quarter ended September 30, 1997                                               $2.75                $2.25
         Quarter ended December 31, 1997                                                $2.50                $0.75

1998                                                                                    HIGH                 LOW
----                                                                                    ----                 ---
         Quarter ended March 31, 1998                                                   $1.00                $0.25
         Quarter ended June 30, 1998                                                    $1.00                $0.50
         Quarter ended September 30, 1998                                               $0.25                $0.71
         Quarter ended December 31, 1998                                                $0.375               $1.25

1999                                                                                    HIGH                 LOW
----                                                                                    ----                 ---
         Quarter ended March 31, 1998                                                   $3.96                $1.06
         Quarter ended June 30, 1999 (through May 17, 1999)                             $4.56                $2.75

         On May 17, 1999, the last reported bid price of the common stock was $3.56

         As of May 17, 1999, there were approximately 436 holders of record of the common stock.

                                 DIVIDEND POLICY


         As of March 25, 1997, the Board of Directors declared an annual cumulative dividend of $.225 per share on the common stock for the calendar years 1997 and 1998. The dividend is due and payable to the holders of record on the day the Board of Directors adopted the resolution to pay such dividend and is subject to (1) the payment of dividends on any class of capital stock with priority over the common stock, (2) applicable net capital requirements and (3) restrictions under applicable law. The dividend, which began accruing as of January 1, 1997, was payable on a quarterly basis ending on December 31, 1998. Although we made all prior dividend payments in a timely manner, we determined, due to our limited cash resources, not to make the June 30, 1998, September 30, 1998 and December 31, 1998 dividend payments. We recognize such payment as an obligation.


         On October 12, 1997, each of our 4,001,334 shares of 5% Cumulative Convertible Series A Preferred Stock and 1,080,000 shares of 5% Cumulative Convertible Series B Preferred Stock converted into one share of Class B common stock. Pursuant to the terms of the Certificates of Designation of such preferred stock, the holders thereof were entitled to 5% per share annual cumulative dividends prior to payment of dividends on any other class of capital stock. The cumulative dividends on such preferred stock have accrued unpaid since October 12, 1997 and were payable on a quarterly basis commencing December 31, 1996 and on October 24, 1997, ten business days after the conversion thereof. The aggregate amount of such arrearage owed by us to the former holders of such preferred stock as of December 31, 1998 is $38,154.

         We do not anticipate declaring any additional dividends on any of our classes of capital stock. Any future dividend declarations and payments would be subject to the restrictions set forth above, approval of our Board of Directors and any contractual restrictions.

                                 CAPITALIZATION


         The following table sets forth our capitalization at December 31, 1998 and March 31, 1999, and should be read in conjunction with the financial statements and notes thereto included elsewhere herein.

                                                                                               December 31,         March 31,
                                                                                                   1998                1999

 Accounts payable and accrued expenses......................................................     $607,656           $165,578
 Dividends payable - preferred stockholders.................................................       38,154             38,154
 Dividends payable - common stockholders....................................................      572,625            572,625
 Deferred revenue...........................................................................        5,000                  0

         Total liabilities..................................................................   $1,223,435           $776,357
                                                                                                ---------            -------
Stockholders' equity
         Preferred stock, $.001 par value, 20,000,000
                  shares authorized, none outstanding........................................
         Class B common stock - $.001 par value, 25,000,000
                  shares authorized, none outstanding........................................
         Common stock, $.001 par value, 100,000,000
                  shares authorized; 44,337,896 issued at December 31, 1998 and                  $ 44,337            $52,634
                  52,634,457 shares at March 31, 1999(1).....................................
         Additional paid-in capital..........................................................   8,852,862         29,948,460
         Accumulated deficit.................................................................  (6,298,121)        (8,259,110)
         Unearned compensatory costs.........................................................    (276,253)        (8,408,729)
         Accumulated other comprehensive income/(loss).......................................     (11,250)           114,000
         Treasury stock (15,000 shares)......................................................     (30,000)           (30,000)

         Total stockholders' equity..........................................................  $2,281,575        $13,380,255
                                                                                                ---------         ----------
         Total capitalization................................................................  $2,281,575        $13,380,255
                                                                                                ---------         ----------

--------------
(1) Does not include (i) 2,500,000 issued to an Italian Investment Consortium in April, 1999 for gross proceeds of $5,000,000; (ii) 448,500 shares issued in connection with a private placement which occurred in May, 1999 for gross proceeds of $897,000 and (iii) 8,382,669 shares issued in connection with the investment made by Freeserve, Ltd. in May, 1999 for gross proceeds of $14,765,338 (iv) 675,000 shares issued to various consultants and (v) 25,000 shares issued for the acquisition of UK-iNvest.com, Limited (formerly Capital Growth Europe Limited).

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW

         We are a global multimedia provider of online financial information and services to the investment community. Our U.S. based web-site, www.microcap1000.com, operated through our subsidiary MicroCap1000.com, Ltd. ("MicroCap1000"), focuses on companies with a market capitalization of under $500 million and is designed to be a leading source for information on the MicroCap sector of the financial market. This Website has nearly 165,000 registered users. Our first international site, www.uk-invest.com's, operated by our subsidiary, UK-iNvest.com, Limited ("UK-iNvest"). This website was developed through an alliance with Freeserve Limited, the United Kingdom's largest and fastest growing Internet Service Provider ("ISP") and a subsidiary of Dixons Group, plc, the United Kingdom's largest electronics retailer. This site is the exclusive provider of investment information of the financial market within Freeserve's money channel and provides information on a wide range of securities including all publicly listed stocks and bonds. However, the financial statements attached and discussion below do not predominantly reflect those activities.

         We historically generated revenues primarily from the activities of our wholly owned subsidiary International Capital Growth, Ltd. which acted as placement agent in private financings and as a financial consultant to various companies. However, over the last nine months we have shifted our focus almost exclusively to financial publishing activites. Therefore, the financial statements attached and described below are not reflective of current operations and cannot be indicative of future results. Among other differences, revenues are anticipated to initially decrease and operating expenses are anticipated to significantly increase as a result of such activities. We have added additional personnel and incurred additional expenses consistent with the launch of a new business.

         We anticipate that our net loss will increase until such time as our electronic publishing and other activities generate meaningful revenues. These activities have not generated any revenue to date and there is no guarantee that it will do so in the future.

RESULTS OF OPERATIONS

          FOR THE THREE MONTHS ENDED MARCH 31, 1999 AS COMPARED TO THE
                        THREE MONTHS ENDED MARCH 31, 1998

         For the three months ended March 31, 1999 total revenues decreased by $58,750 to $225,966 from $284,746 in the three months ended March 31, 1998. The revenues generated in the first quarter's of both 1999 and 1998 resulting primarily from activities of the Company's investment banking subsidiary, International Capital Growth, Ltd. ("ICG") which acted as placement agent and financial consultants for certain entities. The Company has shifted its focus from ICG to financial publishing. Revenues generated in the first quarter of 1999 result from the marking to market of ICG's portfolio of securities. The value of the portfolio increased by $394,850 generating revenue of $194,513 for the quarter ending March 31, 1999 compared to a loss of ($200,319) during the same period in 1998. This was primarily the result of the increase in value of one of the Company's portfolio positions, Common Stock of Worlds, Inc. The Company anticipates liquidating ICG's portfolio during 1999. Revenues generated from consulting fees decreased from $51,750 to $0. Interest income increased by $5,177 to $11,418 as compared to $6,241 during the same quarter in 1998.

         Our total operating expenses increased by $1,629,118, to $2,223,951 as compared to $594,833 during the comparable quarter in 1998. This increase was due to the shift in business focus and the start-up costs for our U.S. website (www.microcap1000.com) and the Company's U.K. website (www.invest.com) and subsequent website development fees.

      FOR THE YEAR ENDED DECEMBER 31, 1998 AS COMPARED TO DECEMBER 31, 1997

         We generated $1,688,098 in revenues during the fiscal year ended December 31, 1998 ("Fiscal 1998") compared to $3,743,051 during the fiscal year ended December 31, 1997 ("Fiscal 1997"). All of such revenues were generated by our investment banking subsidiary, International Capital Growth, Ltd. ("ICG"), which acted as a placement agent and financial consultant for certain entities. This decrease reflects a shift in business focus from ICG activities to financial publishing. In addition, we earned interest income in the amount of $30,309 during Fiscal 1998 as compared to $94,170 during Fiscal 1997. We recognized $437,060 in net losses on ICG's securities portfolio during Fiscal 1998 as compared to $448,971 in net losses during Fiscal 1997. The decrease is primarily due to the decline in the carrying value of our largest portfolio position, common stock of First American Railways, Inc. On October 6, 1998, First American Railways, Inc. filed for a Chapter 7 bankruptcy liquidation. We acquired this security position as a result of providing investment banking activities for First American Railways, Inc. We realized a $39,804 gain on settlement of debt during Fiscal 1997.

         Operating expenses for Fiscal 1997 were $4,289,223 compared to $4,429,939 during Fiscal 1998. Operating expenses include general and administrative expenses of $3,448,980 during Fiscal 1997 compared to $3,941,773 during Fiscal 1998. The increase was due to the shift in business focus and the start up costs for our U.S. web site www.microcap1000.com and web site development consulting fees. Commission expenses decreased from $859,844 during Fiscal 1997 compared to $286,381 during Fiscal 1998. ICG, consummated fewer private placement during 1998 due to the shift in business focus and therefore paid fewer commissions. The recognition of the equity in the net loss of our unconsolidated subsidiary, Capital Growth Europe, Limited ("CGE"), decreased from $121,115 during Fiscal 1997 to $61,069 during Fiscal 1998.

         As a result of the foregoing, we had a net loss of $3,007,876 during Fiscal 1998 compared to a net loss of $1,001,885 during Fiscal 1997.

LIQUIDITY AND CAPITAL RESOURCES

         The implementation of the business plan is capital intensive as a result of the costs incurred in launching financial oriented sites in new countries. In order to reduce these costs, the company seeks to partner with and receive investments from strategic investors. To this end, in May 1999, the Company received an investment of approximately $15.0 million from its UK partner Freeserve, Ltd. and $5.0 million from an Italian Investment Consortium we are in discussions with to launch a financially oriented site in Italy.

         On March 31, 1999 we acquired 545,000 shares of Common Stock of Telescan, Inc. ("Telescan") which was received through a share exchange agreement with telescan, which at March 31, 1999 was valued at $9,333,125.

         Capital has been provided by the investments made by the initial stockholder group and through private placements of our securities. In March 1997, we raised net proceeds of approximately $922,000 in a private placement of 549,496 shares of our Common Stock. During 1998, we raised net proceeds of approximately $2,904,000 in a private placement of 23,248,400 shares. In February 1999, we raised net proceeds of approximately $2,575,400 in a private placement of 2,575,400 shares. In April 1999, we raised net proceeds of approximately $4,650,000 in a private placement of 2,500,000 shares. In May 1999 we received $14,765,338 from Freeserve, Ltd. which represented the purchase of 6,382,669 shares of common stock at $2.00 per share and the exercise of a warrant for 2,000,000 shares of common stock at $1.00 per share. In May, 1999 we raised an additional $897,000 in a private placement of 448,500 shares of Common Stock. The proceeds are being held for additional investment in MicroCap1000 and UK-iNvest and other websites we anticipate launching as well as for working capital.

VARIABILITY OF RESULTS

         We anticipate that our future financial results will vary dramatically. This is the result of the start-up and uncertain nature of MicroCap1000 and UK-iNvest as well as the other web sites we anticipate launching.

YEAR 2000 COMPLIANCE

         The Year 2000 issue is the result of computer programs and other business systems being written using two digits rather than four to represent the year. Many of our time-sensitive applications and business systems and our vendors may recognize a date using "00" as the year 1900 rather than the Year 2000, which could result in system failure or disruption of operations. An assessment of the Year 2000 exposure has been made by us and the plans to resolve the related issues are being implemented. We believes we will be able to achieve Year 2000 compliance in a timely manner. We believe that we will satisfactorily resolve all significant Year 2000 problems and that the related costs will not be material. Estimates of Year 2000 related costs are based on numerous assumptions, including the continued availability of certain resources, the ability to correct all relevant applications and third party remediation plans. There is no guarantee that the estimates will be achieved and actual costs could differ materially from those anticipated.

                                    BUSINESS


GENERAL

         We are a global multimedia provider of online financial information and services to the investment community. Our U.S. based website, www.microcap1000.com, operated through our subsidiary MicroCap1000.com, Ltd. ("MicroCap1000"), focuses on companies with a market capitalization of under $500 million and is designed to be a leading source for information on the MicroCap sector of the financial market. This website has nearly 165,000 registered users. Our first international site launched on April 28, 1999, www.ukinvest.com, is operated by our subsidiary, UK-iNvest.com, Limited ("UK-iNvest"). This website was developed through an alliance with Freeserve Limited, the United Kingdom's largest Internet Service Provider ("ISP") with more than 1.1 million active accounts and a subsidiary of Dixons Group, plc, the United Kingdom's largest electronics retailer. This site is the exclusive provider of investment information on the financial markets within Freeserve's money channel and provides information on a wide range of securities including all publicly listed stocks and bonds.

         Our goal is to be a worldwide provider of unique financial content and financial services. We intend to achieve this goal by developing a series of websites which will provide information on the major world markets. Once developed, management believes these web sites will position GlobalNet as a portal for worldwide market information and global investing. Such a portal would enable subscribers to access information about all the different markets throughout the world. Towards this end, GlobalNet is seeking to replicate the model it created for UK-iNvest.com by establishing exclusive relationships with ISP's and search engines and portals throughout the globe, leveraging its expertise in providing unique content and investor services in partnership with entities which have large subscriber bases.

         The Company intends to leverage upon the traffic generated by our sites, as well as those of our strategic partners, to provide financial services, particularly on-line trading, to our viewers worldwide. As the initial step in implementing this plan, we have entered into a letter agreement with GRO Corporation ("GRO") of Houston, Texas, a NASD licensed broker/dealer which provides on-line Electronic Direct Access Trading ("E-DAT") services to institutional and individual accounts. Pursuant to this agreement we will acquire an equity interest in GRO and provide on-line trading services on our website and our affiliated website. GRO provides training and a system for providing remote E-DAT and execution for their clients. Direct Access Trading allows the customer to instantly enter and execute trades with stock exchanges, market makers and Electronic Communication Networks ("ECNs"). Direct Access Trading will complement our internet based financial content and analytical tools. We anticipate expanding into other areas of online and E-DAT trading.
The closing of this transaction is subject to completion of due diligence, documentation and NASD approval.

INDUSTRY


         The Internet is a global connection of thousands of computer networks interconnected to enable commercial organizations, educational institutions, government agencies and individuals to communicate, access and share information and conduct business electronically or by using their computers. Much of the growth to date in the use of the Internet by businesses and individuals is due to the emergence of the World Wide Web. The World Wide Web is a network medium that includes a wide range of content and activities. Within the World Wide Web there can be found content such as a magazines, news and sports information, radio broadcasts, and corporate, product, financial, educational, research and political information, as well as activities such as customer service, electronic commerce, hotel and airline reservations, banking, games and discussion groups. Electronic documents or "web pages", which may contain textual, audio and video information, are published on the World Wide Web on what is referred to as "web sites". Users of the World Wide Web can view these web sites by using software called web browsers such as Netscape Navigator or Microsoft Internet Explorer. Users specify which electronic documents they wish to view with their web browser by entering a documents unique electronic address.

MARKET OPPORTUNITY


         Increasingly, people are using the Internet to access information and conduct business. The World Wide Web provides the opportunity for Internet content providers to offer information in a manner not typically produced by traditional forms of media. Management believes that a significant opportunity exists for companies providing original, entertaining, informative and compelling content on the Internet. Specifically, management believes that a significant opportunity exists to exploit certain niches of the Internet user community by providing business and finance related content, with complementary technologies such as search/index guides.


         Internet content providers will benefit from the increasing number of Internet users since advertisers will more likely advertise on Web sites that demonstrate a high volume of user traffic and provide advertising programs designed for specific demographic groups. In addition, content providers may be able to charge a subscription fee for users to access certain of their content. Additionally, we believe that the growth of the Internet and its adaptation to commercial use presents a significant new opportunity for merchants to reach a wide customer base or for companies to educate potential investors about their businesses and potential investment opportunities.

         In the summer of 1998, management saw that there was a limited amount of information available about microcap companies, companies with a market capitalization of less than $500 million. Management also saw the impact the Internet was having on the way people gathered information and conducted business particularly regarding accessing investment information. Management believed there were very few, if any, web sites that provided quality information regarding the microcap sector. Management believed there a significant opportunity existed to exploit this niche of Internet users by providing information on microcap companies with sophisticated search/index guides and content delivery systems. Since then, management has also noted that there are also very few websites that offer information regarding international financial markets. Moreover, many investors see buying opportunities in the foreign markets and/or want to diversify their portfolios.

MICROCAP1000.COM

         In October 1998, we fully launched our web site, www.microcap1000, which is designed to be the premiere source of information on the MicroCap sector. The web site provides comprehensive Internet-based electronic publishing of unique content on the MicroCap sector, online Internet investor access services and hosts the MC 1000 index, the only realtime index covering the MicroCap sector. The web site has the following features:

o hosts a model portfolio which is up 34.5% for the year ending 1998 as compared to +6.98% for DJIA and +10.33% for Nasdaq and down 6.65% for the Russell 2000.

o Provides unique content consisting of news and analysis from well-known Wall Street analysts and money managers specifically targeting companies with market capitalizations of under $500 million.

o assists investors in information and ideas to make investment decisions.


         Included on Microcap1000.com is the Microcap1000 Index. The Microcap1000 Index was created based upon proprietary tools and techniques and is designed to contain information on 1000 Microcap companies with the greatest opportunities for growth. Criteria for membership in the index includes, among others:

o        market capitalization of between $25 and $500 million;
o        revenue in excess of $25 million;

o        net income in excess of $2.5 million;
o        quarter over quarter earnings growth;
o        liquidity measures; and
o        management ownership measures.


         Our goal with the index is to utilize the index to increase the exposure of the microcap sector by getting the index quoted with other market barometers such as the Dow Jones Industrial Average, NASDAQ 500 Index and Russell 2000. Microcap1000.com hosts unique financial content on the microcap sector and microcap companies. This content is written by well known analysts and money managers known as MC1000 Gurus, as well as our editorial staff. This content includes:

o Microcaps on the Move: updated twice daily focussing on the sector's performance
o        Company News: highlights and performance on selected microcap companies
o        Ideas and Trends: unique investment opportunities
o        Interviews: questions and answers with money managers and analysts
o        Sectors/Industries: industry discussion and analyses on featured
         Industry

         In addition to general commentary, Microcap1000 is designed to offer investors investment recommendations. As a result, the site offers stock picks from experts on the microcap sector and a model portfolio. The model portfolio consists of 15 stocks, each of which is out of the Microcap1000 Index, which the experts believe have significant upside potential.

         Currently, there are over 80 web sites which carry MicroCap1000.com's content and/or index including but not limited to CBS Marketwatch, Lycos, EarthLink, StockPoint, InfoBeat and Wall Street City.

UK-INVEST.COM

         UK-iNvest.com was launched in April 1999. We have initiated our global Internet expansion through an alliance with the UK's largest Internet service provider, Freeserve Limited, a subsidiary of Dixon's Group, plc, the UK's largest electronics retailer. The site can be reached through www.ukinvest.com or by clicking on "Money" on Freeserve's home page located at www.freeserve.net. Uk-iNvest.com is the exclusive provider of news and information. The site provides potential investors information and services about all UK securities within Freeserve's financial channel through its web site WWW.UK-INVEST.COM. The web site has the following characteristics:

o        Market Roundup: featuring a summary of the day's market highlights
o        Stocks to Watch: updated hourly featuring top stock losers and gainers
o        Company Focus: highlights and performance on selected companies
o Weekly Internet Report: focussing on the highlights and performance of selected internet companies
o        Small Cap Corner: highlights two new ideas in the SmallCap Sector
o        Foolish Investing: Daily investing ideas from the Motley Fool
o Opportunities for commerce over the Internet, or E-commerce, including premium pay data and tools packages
o        The ability to effect brokerage transactions over the Internet
o        24-7 hired as advertising agency in the UK

         Pursuant to the terms of the FreeServe Agreement, we made certain payments and granted to FreeServe warrants to purchase shares of common stock which warrants were subsequently exercised. If the Agreement is extended for an additional two-year term (after the initial term of two years), we will be required to make additional cash payments.

RECENT DEVELOPMENTS

         We are aggressively pursuing alliances with key on-line media, Internet and technology companies as well as pursuing strategic acquisitions in order to accelerate our revenue generation abilities, regular user base, page view growth and brand awareness. In this regard, we note the following recent developments:

o        STRATEGIC INVESTMENT BY FREESERVE LIMITED

         In May 1999 Freeserve Limited ("Freeserve") expanded its alliance with GLBN and purchased 8,382,669 shares of GLBN representing approximately 13% of GLBN's issued and outstanding common stock in exchange for approximately $15.0 million. The transaction consisted of the exercise of 2.0 million previously issued warrants at $1.0 and the purchase of 6,382669 new shares at $2.00. As part of the investment, Freeserve has been granted an option to increase its holdings in GLBN to 19.9% at $2.25 per share and will also designate one seat on GLBN's Board of Directors.

o        STRATEGIC INVESTMENT BY ITALIAN INVESTMENT CONSORTIUM

         In April 1999, an investment consortium consisting of The De Agositini Holding Group, Banco Commercial D'Italiana and Investitori Associate purchased 2,500,000 shares of GLBN representing approximately 3.8% of GLBN's issued and outstanding common stock in exchange for $5.0 million. De Agostini is involved internationally in consumer publishing, with group annual sales of approximately US$1.5 billion. Banco Commerciale Italiana is Italy's fifth-largest Italian bank. Investitori Associati is the largest leveraged buyout firm in Italy. Separately, GLBN and the Italian Consortium are in discussions regarding a joint venture for the development of a website covering the Italian Financial Marketplace.

o        STRATEGIC INVESTMENT BY TELESCAN

         In March 1999, we entered into various agreements with Telescan, Inc. ("TSCN"). As a result of these agreements TSCN currently owns 8% of GlobalNet (9.9% at the time of the agreement). Under the terms of the agreements, TSCN issued to GlobalNet 520,000 shares of its common stock, which at the time of the transaction were valued at $10.3 million in exchange for 5,176,161 shares of GLBN common stock. In addition, TSCN purchased a one year option from us for 25,000 shares of TSCN's common stock to purchase such number of shares necessary to increase TSCN's position to 19.9% of the then current shares outstanding. The shares may be purchased at an exercise price of $3.75 per share. The option may be exercisable at any time and until March 30, 2000.

         Telescan is an industry leader in providing Internet services, innovative solutions for online technology and data retrieval tools. Telescan's Wall Street City(R) financial supersite
         (WWW.WALLSTREETCITY.COM) receives between 12 and 15 million page views per month and provides the most comprehensive suite of search tools, technical analysis and financial data on the Internet.

         In addition, we entered into a Licensing Services Agreement pursuant to which the parties will license contents and services to each other and each party will provide certain system operation services to the other in connection with the license. This technology will include the stock trading software currently being developed for TSCN by Trading Technologies Corporation. MicroCap1000.com will provide an exclusive online Investment Center dedicated to MicroCap and SmallCap market sectors on TSCN's Wall Street City(R) (www.wallstreetcity.com) financial supersite. The Center will include daily news articles and interviews with Wall Street analysts, the MC1000 Index and stock and investment information for Wall Street City subscribers.

o        ALLIANCE WITH MOTLEY FOOL FOR THE U.S. AND U.K.

         The Motley Fool (www.fool.co.uk and www.fool.com) will provide a broad range of content on UK-iNvest and daily articles for MicroCap1000. The content will include a daily mix of articles with distinctive "Fool" branding. UK articles will be written by Motley Fool writers in the UK and Europe.

o        ALLIANCE WITH THESTREET.COM FOR THE U.S. AND U.K.

         TheStreet.com and GlobalNet have entered into a Content License and Distributing Agreement. Pursuant to the Agreement, TheStreet.com will publish articles on a daily and weekly basis for MicroCap 1000 and UK-iNvest. These articles will appear on the websites and will include links to The Street.com. In addition, we will create articles that, subject to TheStreet.com's approval, will appear on TheStreet.com's website. The column will also contain a hyperlink to our sites. This article on TheStreet.com and our association with TheStreet.com will increase awareness of our name and brand.

BUSINESS STRATEGY

         Our strategy is to be a leading provider of content on the World Wide Web, specifically in the areas of business and finance. We have entered into agreements to enable us to offer on-line execution capabilities such that investors can instantly enter and execute trades with stock exchanges, market makers and Electronic Communication Networks ("ECNs"). As a result, investors utilizing direct access trading platforms do not necessarily have to buy at the offer to sell at the bid. We anticipate offering the system on all our sites worldwide for executions in U.S. stocks.

         Our revenue model has a number of components and includes:

o payments from companies which want exposure on our sites and affiliates sites;
o potential online trading revenues assuming our successful entrance into this business;
o        advertising revenues;
o        sponsorship revenues; and
o        subscription fees.

         Management believes possibilities exist to segment certain proprietary content areas on our web sites as subscription areas. We plan to offer this proprietary content to subscribers for a fee. In connection with the fee paid premium service, our goal is two-fold. The first is to convert a portion of free subscribers to fee paying premium service customers. The second is to attract new subscribers to the premium service as a result of grass roots marketing effort on other sites. The premium service is anticipated to include real time dynamic quotes, portfolio management tools, and proprietary research recommendations. As traffic to our web site increases, we will review other opportunities for deriving revenue, such as offering products and services from advertisers and sponsors.

         We are currently building our subscriber base in order to provide an adequate platform for generating advertising fees from both the site and video streamed presentations. Although we do not currently have any advertisers or sponsors, we expect that ultimately we will derive substantially all of our revenues from the sale of advertising on our web site. Once we have a large subscriber base, we will seek to establish advertising relationships with large corporations which wish to have access to the demographic group visiting our web site.

         Development of the subscriber base will also enable us to generate fees from companies that are interested in accessing our subscribers who are potential investors. While there is a lot information available about "blue chip" or other companies with larger market capitalizations, there are not a lot of resources for comprehensive information about microcap companies. Because of their relatively lower valuation, investors see opportunities in this sector and are looking for information. Companies conducting business in this sector are looking for mediums to educate the investing public about their companies. Our web site addresses both of these issues. Management believes that microcap companies would pay a fee for a forum to educate the investing public about their companies. Accordingly, management intends to explore this an opportunity to generate revenues. However, in order to be able to market our subscriber base to such companies, we must spend time developing our products and increasing our subscriber base.

         As of May 13, 1999, we had five MicroCap1000.com Directory ("Directory") clients and two MicroCap1000.com CEO CyberShow clients ("CEO CyberShow'). Both the CEO CyberShow and the Directory are located in the Investment Opportunity Center ("IOC") located on our website (www.microcap1000.com). The IOC offers clients an opportunity to tell their company's story to our users for a reasonable quarterly fee. All information is publicly available and reviewed by the client for accuracy before publication on the site. The quarterly service charge for the CEO CyberShow is $5,000 while the quarterly service charge for the Directory is $2,500.

         We intend to utilize the U.S. and U.K. platforms to obtain, through acquisition, complementing companies and products that will provide realtime, value-added E-commerce programs and financial investment information to online users worldwide.

COMPETITION


         We compete with other Internet content providers for the time and attention of consumers and for advertising and subscription revenues. Competition among Internet content providers is intense and is expected to increase significantly in the future. Our Internet site competes against a variety of companies that provide similar content through one or more media, such as print, radio, television and the Internet. To compete successfully, we must develop and deliver popular, original, informative and compelling Internet content to attract Internet users and to support advertising and, in the future, subscription fees. In our niche of business and finance, in addition to competing with numerous newspapers, magazines, television programs and radio broadcasts that cover the same material, we compete with various Internet content providers such as Yahoo Business, Inc; CBS Market Watch; CNN Financial Network, MSN Investor; The Motley Fool; Silicon Investor; and Excite Money & Investing, among others. Many, if not all, of these competitors also offer a wider range of services than we do, which services may be sufficiently attractive to Internet users to attract users to their services and, consequently, dissuade them from accessing Internet site. If we are unable to attract a significant number of Internet users to our Internet site business, we will be harmed.

         The market for Internet content and services is relatively new, intensely competitive and rapidly evolving. There are minimal barriers to entry, and current and new competitors can launch new Internet sites at relatively low cost within relatively short time periods. In addition, we compete for the time and attention of Internet users with thousands of non-profit Internet sites operated by, among other persons, individuals, government and educational newspaper publishers, cable television companies and start-up ventures attracted to the Internet market. Accordingly, we expect competition to persist and intensify and the number of competitors to increase significantly in the future. Should we seek in the future to attempt to expand the scope of our Internet site, we will compete with a greater number of Internet sites and other media companies. Because the operations and strategic plans of existing and future competitors are undergoing rapid change, it is extremely difficult for us to anticipate which companies are likely to offer competitive content and services in the future. We cannot assure you that our Internet site will compete successfully.


         We believe that the competitive factors attracting Internet users include the quality of presentation and the relevance, timeliness, dept and breadth of information and services offered by us. With respect to attracting advertisers and advertising agencies, we believe that the competitive factors include, among others, the number of users accessing our Internet site, the demographics of such user base, our ability to deliver focused and compelling advertising and interactivity through our Internet site and the overall cost-effectiveness and value of advertising offered by us. In addition, the success of our business strategy depends on the sale of future Internet advertising at premium prices, based in part on the demographic characteristics of our Internet users. With respect to attracting subscription-based users in the future, we believe that the competitive factors include, among others, the quality, uniqueness and usefulness of the content being provided, the price charged for such content and the cost and accessibility of similar content through the Internet or competing media. Given the intense competition among Internet content providers and other media, we cannot assure you that we will be able to compete successfully with respect to any of these factors. Many, if not all, of our current and potential competitors have significantly greater financial, editorial, technical and marketing resources, longer operating histories, greater name recognition, and greater experience than us; and also have established relationships with advertisers and advertising agencies. Many, if not all, of such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive advertising and subscription price policies and devote substantially more resources to developing Internet content than us. We cannot assure you that we will be able to compete successfully against current or future competitors or that competitive pressures faced by us will not harm our business. In addition, in response to competitive pressures, we may make certain pricing, content and/or marketing decisions or enter into acquisitions or new ventures that could harm our business.

EMPLOYEES

         As of May 6, 1999, we had a total of 16 full-time employees and one part-time employee. None of our employees are represented by a union and we have not experienced any work stoppages. We believe our relations with our employees is good.

DESCRIPTION OF PROPERTIES

         GlobalNet, our subsidiaries and affiliates share or plan to share the use of office space as described below.

               1. Approximately 1764 square feet at 7280 W. Palmetto Park Road,
                  Suite 202, Boca Raton, Florida 33433 for use by the Company, ICG and Microcap1000 pursuant to a monthly tenancy in favor of ICG for monthly rent of $3,783.31 which payments are allocated among the entities;
               2. Approximately 2,040 square feet at 2425 Olympic Boulevard
                  #660E, Santa Monica, California 90404 for use by the Company, ICG and Microcap1000 pursuant to a lease held by ICG expiring on November 30, 2000 for monthly rent of $6,664.40 which payments are allocated among the entities; and
               3. Approximately 325 square feet of office space at 4 Hill
                  Street, London, England W1X 7FU, consisting of one separate office for use by the Company, ICG and Microcap1000 pursuant to a sub-lease held by Capital Growth International, Ltd. expiring in October 2111 for monthly rent of $2,467.50 which payments are allocated among the entities. See "Certain Transactions."
               4. Approximately 1,669 square feet of office space at 16150
                  Arrowhead Fountains Center Drive, Suite 240, Peoria, Arizona, for use by the Company and MicroCap1000 pursuant to a lease held by MicroCap1000 expiring on April 23, 2002 for a monthly rent of $3,164,14 which payments are allocated among the entities.

LEGAL PROCEEDINGS

         ICG and three of our principals, Ronald Koenig, Stanley Hollander and Jay Matulich, have been named as defendants in a lawsuit entitled MARTIN S. STOLZOFF, ET AL. v. WASTE SYSTEMS INTERNATIONAL, INC., ET AL., No. 99-01664A Superior Court, Middlesex County, Massachusetts. The Complaint was filed on April 1, 1999 and asserts counts for common law fraud, negligent misrepresentation and violation of the Massachusetts Blue Sky Laws in connection with the purchase by plaintiffs of securities of a company called Waste Systems International, Inc. ("WSI"). We acted as a financial consultant and placement agent in connection with a private offering of WSI common stock in March 1995. The Complaint alleges that the Defendants made a series fraudulent and negligent misrepresentations to Plaintiffs during the period from January 1995 to February 1997. The Complaint further alleges that Plaintiffs purchased WSI securities and thereafter declined to sell their existing WSI securities despite their inclination to do so in reliance on the alleged misrepresentations. Plaintiffs allege damages of approximately $990,000 plus prejudgment interest and punitive damages. We deny Plaintiffs' allegations and intend to vigorously defend this action.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

         Our officers and directors are as follows:

NAME                                 AGE            POSITION(S)
Ronald B. Koenig                     65             Chairman of the Board of Directors
Stanley Hollander                    61             Chief Executive Officer and President
Alan L. Jacobs                       57             Executive Vice President and Director
Michael S. Jacobs                    34             Senior Vice President, Secretary and Treasurer
Jay J. Matulich                      44             Senior Vice President
N. Bulent Gultekin                   51             Director
Christopher D. Jennings              45             Director

         Each director listed in the above table holds office until the next annual meeting of stockholders and until their respective successors have been elected and qualified. Each officer of the Company listed in the table above serves at the discretion of our Board of Directors.

         There is no family relationship among any of the directors or executive officers of GlobalNet or ICG except that Alan L. Jacobs and Michael S. Jacobs are father and son, respectively.

         RONALD B. KOENIG. Mr. Koenig is our Chairman of the Board of Directors. In addition, Mr. Koenig has been Chairman of the Board of Directors, President and Chief Executive Officer of International Capital Growth, Ltd. since March 1996. Since August, 1998 he has been a Director of MicroCap1000.com, Ltd. He has served as Chairman of the Board, Chief Executive Officer and a Director of Emerging Growth Acquisition Corporation I, a publicly-held corporation, since July 1996. Mr. Koenig has been Chairman, from October 1994 to July 1995, and co-founder of U.S. Sachem Financial Consultants, L.P. and, since July 1995, of its successor Capital Growth International, L.L.C. From 1989 to 1993, Mr. Koenig was a Senior Managing Director and department head of corporate finance at Gruntal & Co., Incorporated. From 1974 to 1985, Mr. Koenig was a Managing Director, and from 1985 to 1989, Chairman of the Board, of Ladenburg Thalmann & Co., Inc. From 1972 to 1974, he served as Vice President, Institutional Sales at Jas. H. Oliphant & Co., an institutional research boutique. From 1968 to 1972, he held a position in sales with Leif Werle & Co., an NYSE specialist firm. Mr. Koenig was educated at the University of Pennsylvania (The Wharton School) and holds a B.S. in economics. Mr. Koenig presently serves on The Wharton School Undergraduate Executive Board and is on the business advisory board to Sterling National Bank & Trust Company of New York.

         STANLEY HOLLANDER. Mr. Hollander is our President and Chief Executive Officer. In addition, Mr. Hollander has served as Senior Vice President and a Director of GlobalNet since March 1997 and President and a Director of International Capital Growth, Ltd. since March 1996. Since August, 1998 he has been a Director of MicroCap1000.com, Ltd. He has served as President and a Director of Emerging Growth Acquisition Corporation I, a publicly-held corporation, since July 1996. Since 1993, Mr. Hollander has served as President, Chief Executive Officer and co-founder of U.S. Sachem Financial Consultants, L.P. and, since July, 1995, its successor Capital Growth International, L.L.C. From December 1995 to present, Mr. Hollander has been a Director of Capital Media Group, Ltd., a publicly-held company. From 1989 to 1993 he served as a Managing Director and joint head of corporate finance at Gruntal & Co., Incorporated. From 1985 to 1989 he served as a Managing Director of Investment Banking at Ladenburg Thalmann & Co., Inc. From 1979 to 1985 he was co-owner and Vice President of Zemex Electronics-Stanlee, distributors of consumer electronics. From 1959 to 1979, Mr. Hollander was president of All Brand Appliances Brandmart, distributors of consumer electronics. Mr. Hollander was educated at the University of Alabama.

         ALAN L. JACOBS. Mr. Jacobs has served as our Executive Vice President and a Director since March 1997. Since March 1996, Mr. Jacobs has served as Senior Managing Director, Executive Vice President and a Director of International Capital Growth, Ltd. and, since January 1995, of Capital Growth International, L.L.C. He has served as Chief Operating Officer and a Director of Emerging Growth Acquisition Corporation I, a publicly-held corporation, since July 1996. From February 1995 to October 1997 and from July 1993 to September 1994, Mr. Jacobs served as a Director of Boca Raton Capital Corporation, a publicly-held Florida corporation ("BRCC"). He was Chairman of the Board of Directors of BRCC from November 1993 to September 1994 and Chief Executive Officer of BRCC from November 1993 to October 1997 . From January 1992 to December 1995, Mr. Jacobs served as Associate Director of Investment Banking at Josephthal Lyon & Ross Incorporated. From May 1985 to December 1991, Mr. Jacobs served as Managing Director of Investment Banking with Ladenburg Thalmann & Co., Inc., an investment banking firm. Mr. Jacobs earned an A.B. in liberal arts in 1963 from Franklin & Marshall College and a J.D. from Columbia Law School in 1966.

         MICHAEL S. JACOBS. Mr. Jacobs has served as our Senior Vice President, Secretary and Treasurer since March 1997 and of International Capital Growth, Ltd. since March 1996. Since August 1998 he has served as Treasurer for MicroCap1000.com, Ltd. He has served as Chief Financial Officer and Treasurer of Emerging Growth Acquisition Corporation I, a publicly-held corporation, since July 1996. Since February 1995, Mr. Jacobs has been a Senior Vice President of U.S. Sachem Financial Consultants, L.P. and, since July 1995, its successor Capital Growth International, L.L.C. From 1993 to 1995 he was a Vice President of Investment Banking at Josephthal Lyon & Ross Incorporated, and from 1990 to 1993, Mr. Jacobs was an associate in corporate finance at Gruntal & Co., Incorporated. From 1989 to 1990, Mr. Jacobs was a financial analyst at Ladenburg Thalmann & Co., Inc. Educated at New York University's Stern School of Business and Emory University, he holds an M.B.A. in finance and a B.B.A. degree.

         JAY J. MATULICH. Mr. Matulich has served as our Senior Vice President since March 1997 and Vice President of International Capital Growth, Ltd. since March 1996. Since August, 1998 he has served as Chairman of MicroCap1000.com, Ltd. He has served as Secretary of Emerging Growth Acquisition Corporation I, a publicly-held corporation, since July 1996. Since October 1994, Mr. Matulich has been a Senior Vice President of U.S. Sachem Financial Consultants, L.P. and, since July 1995, of its successor Capital Growth International, L.L.C. Since April 1995, Mr. Matulich has served as a Director of Waste Systems International, Inc., a publicly-held company. From March 1996 to June 1996, Mr. Matulich served as Chairman of BioSafe International, Inc. From May 1990 to October 1994, Mr. Matulich was a Vice President of Gruntal & Co., Incorporated. From 1989 to May 1990, Mr. Matulich served as an associate in the Shansby Group, a San Francisco-based leveraged buy-out firm. From 1986 to 1989, Mr. Matulich was a Senior Manager at Arthur Young & Co., accountants in the merger and acquisitions group. Educated at Brigham Young University, Mr. Matulich has a B.A. degree.

         N. BULENT GULTEKIN. Mr. Gultekin has been a Director of the Company since March 1997 and of International Capital Growth, Ltd. since March 1996. Since 1981, Mr. Gultekin has been an Associate Professor of Finance at The Wharton School of the University of Pennsylvania. From 1993 to 1994, he served as the Governor of the Central Bank of the Republic of Turkey. From 1989 to 1991, Mr. Gultekin served as Chief Advisor to Prime Minister Mesut Yilmaz of the Republic of Turkey. From 1990 to 1992, Mr. Gultekin was a director of The Bell Atlantic Mutual Funds. Mr. Gultekin earned a BSC in 1965 and an MBA in 1973 from Turkish universities and a Ph.D. in finance and statistics in 1976 from The Wharton School of the University of Pennsylvania.

         CHRISTOPHER K. JENNINGS. Christopher D. Jennings has served as a director of the Company since May 1999. Since April, 1998 Mr. Jennings has been a Managing Director of Investment Banking of Friedman, Billings, Ramsey & Co. In 1995 Mr. Jennings served as a Managing Director of Cruttenden Roth Incorporated ("Cruttenden Roth"), an investment banking firm. From 1992 to 1994, Mr. Jennings served as a Managing Director of investment banking at Sutro & Co., an investment banking firm. From 1989 to 1992, Mr. Jennings served as a Senior Managing Director at Maiden Lane Associates, Ltd., a private equity fund. Prior to 1989, Mr. Jennings served in various positions with, among others, Dean Witter Reynolds, Inc. and Warburg Paribas Becker, Inc., both of which are investment banking firms. Mr. Jennings serves as a member of the Compensation Committee of the Board of Directors.

SIGNIFICANT EMPLOYEES

         JOHN FLANDERS. Since October, 1998, Mr. Flanders has been our Chief Technical Officer. From 1991 through 1992 John Flanders was COO of Flanders, Brunetti and Flanders Investment Management, Inc. For the period 1992 through 1995 Mr. Flanders was Director of Sales for THOR24. During the period 1995 through 1996 he was Senior Manager of Marketing and Business Development at NETCOM Online Communications Services and during the period 1996 through 1997 he was Senior Manager of Strategic Market Development at Orbit Network. Subsequently, Mr. Flanders was Vice President of Sales and Marketing at eMerging Media, Inc. and has since co-founded and become CEO of CyberJunction.com Online.

         RICHARD HEFTER. Since February 11, 1999, Mr. Hefter has acted as our Editor-in-Chief. From 1994 to 1998, Mr. Hefter was a faculty member in English at Northwestern University and associate director of communications in Northwestern's office of Development. Prior to that he was a public relations writer for the Office of Health Science Relations at the University of Iowa. From 1990 to 1992 Mr. Hefter was literary editor of New City Newspaper. During the period 1988 through 1990 he was senior editor of INSIDE CHICAGO. He holds a Bachelor of Arts degree in English from Stanford University and a Master of Fine Arts degree in creative writing from the University of Iowa Writers' Workshop.

INDEMNIFICATION

         Our Certificate of Incorporation provides for indemnification rights of officers, directors, and others and limits the personal liability of directors for monetary damages to the extent permitted by Delaware Law. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted for our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid by the Company for services rendered in all capacities to certain officers of the Company for the periods indicated.

                           SUMMARY COMPENSATION TABLE


                                                                                ANNUAL                      SECURITIES
                                                                             COMPENSATION                   UNDERLYING
NAME AND POSITION                                  FISCAL YEAR                  SALARY                        OPTIONS

Ronald B. Koenig                                          1998                  $200,000                   1,420,000(4)
Chairman of the Board, Co-Chief                           1997                  $250,000                       -----
Executive Officer and Director                            1996(2)               $ 48,076                       -----

Stanley Hollander                                         1998                  $196,000                   1,420,000(4)
Co-Chief Executive Officer,
President and Director                                    1997                  $263,000                       -----
                                                          1996(2)               $ 48,076                       -----

Alan Jacobs                                               1998(3)               $ 17,306                     480,000(4)
Executive Vice President, Senior                          1997                  $225,000                       -----
Managing Director and Director                            1996(2)               $ 43,269                       -----

Michael Jacobs                                            1998                  $150,000                     900,000(4)
Senior Vice President, Secretary                          1997                  $150,000                     250,000(1)
And Treasurer                                             1996(2)               $ 32,588                       -----


Jay J. Matulich                                           1998(4)               $131,000                     900,000(4)
Vice President                                            1997                  $125,000                     250,000(1)
                                                          1996(2)               $ 24,038                       -----

---------------------
(1) Represents shares underlying stock options granted under the 1997 Stock Option Plan which plan and options were terminated August 15, 1998.
(2) Covers the period from February 26, 1996 through December 31, 1996, our fiscal year for such period.
(3) Covers the period from January 1, 1998 through January 31, 1998 prior to Mr. Jacobs' temporary leave of absence commenced.
(4) Represents shares of common stock underlying stock options granted under the 1998 Stock Option Plan.

         We currently pay annual salaries to Messrs. Koenig, Hollander, A. Jacobs, M. Jacobs and Matulich of $224,000, $315,000, $180,000, $150,000 and
$150,000 respectively. Alan L. Jacobs, GlobalNet's and ICG's Executive Vice President, had taken a temporary leave of absence from his full-time employee responsibilities with such entities. During that leave of absence, Mr. Jacobs continued in such capacities on a part-time basis and as director. Mr. Jacobs was Senior Advisor to and was being compensated by First American Railways, Inc., a client of ICG. Mr. Jacobs did not receive any salary from the GlobalNet or ICG while on leave of absence but received, during that time, 25% of the net profit on any financing transaction introduced by Mr. Jacobs. In October, 1998, Mr. Jacobs rejoined GlobalNet. Other than as set forth above, none of our executive officers or directors received any salary or wages or other compensation from us during the last three completed fiscal years.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information concerning individual grants of stock options made during Fiscal 1998 to any of the Named Executive Officers:

                                   NUMBER OF SHARES        PERCENT OF TOTAL          EXERCISE
                                     UNDERLYING            OPTIONS GRANTED             PRICE                 EXPIRATION
           NAME                       OPTIONS              IN FISCAL YEAR            PER SHARE                  DATE
----------------------------    ----------------------    --------------------    -----------------    -----------------------
Ronald Koenig                           1,420,000                 20.19%               $.375           October 20, 2008

Stanley Hollander                       1,420,000                 20.19%               $.375           October 20, 2008

Alan L. Jacobs                            480,000                  6.8%                $.375           October 20, 2008

Michael S. Jacobs                         250,000                  3.55%               $.25            August 20, 2008

Michael S. Jacobs                         650,000                  9.24%               $.375           October 20, 2008

Jay J. Matulich                           250,000                  3.55%               $.25            August 20, 2008

Jay J. Matulich                           650,000                  9.24%               $.375           October 20, 2008

                    AGGREGATED OPTION EXERCISE IN FISCAL YEAR
                             ENDED DECEMBER 31, 1998
                     AND OPTION VALUES AT DECEMBER 31, 1998

                                                     NUMBER OF SHARES OF
                                                        COMMON STOCK
                                                         UNDERLYING                               VALUE OF
                                                     UNEXERCISED OPTIONS                        UNEXERCISED
                                              ---------------------------------             --------------------
                 NAME                         EXERCISABLE         UNEXERCISABLE             IN-THE-MONEY OPTIONS
                                              -----------         -------------             --------------------
Ronald Koenig                                    710,000               710,000                    $528,950

Stanley Hollander                                710,000               710,000                    $528,950

Alan L. Jacobs                                   240,000               240,000                    $178,800

Michael S. Jacobs                                450,000               450,000                    $350,875

Jay J. Matulich                                  450,000               450,000                    $350,875

Bulent Gultekin                                   20,000                20,000                     $14,900

         1998 STOCK OPTION PLAN. Effective August 15, 1998, the Board of Directors and a majority of our stockholders adopted the 1998 Stock Option. We believe such a plan is desirable in order to attract and retain executive officers, other key employees and directors and to further our growth and profitability. Under the Stock Option Plan, options to purchase an aggregate of not more than 10,000,000 shares of common stock may be granted from time to time to key employees (including officers), consultants and directors. Options shall be designated as Incentive Stock Options ("ISOs") or Nonqualified Stock Options ("NQSOs").

         The Stock Option Plan is anticipated to be administered by Mr. Bulent Gultekin, an outside director of GlobalNet. Upon the election of an additional outside director, such person would be asked to join a committee with Mr. Gultekin to administer the Stock Option Plan. Mr. Gultekin is, and upon such appointment, the committee would be generally empowered to interpret the Stock Option Plan; to prescribe rules and regulations relating thereto; to determine the terms of the option agreements; to amend the option agreements with the consent of the optionee; to determine the key employees and directors to whom options are to be granted; and to determine the number of shares subject to each option and the exercise price thereof. The per share exercise price of options granted under the Stock Option Plan will be not less than 100% (110% for ISOs if the optionee owns more than 10% of the common stock) of the fair market value per share of common stock on the date the options are granted.

         Options will be exercisable for a term that will not be greater than ten years from the date of grant (five years from the date of grant of an ISO if the optionee owns more than 10% of the common stock). In the event of the termination of such relationship between the option holder and GlobalNet for cause (as defined in the Stock Option Plan), all options granted to that option holder terminate immediately. Options may be exercised during the option holder's lifetime only by the option holder, his or her guardian or legal representative.


         Options granted pursuant to the Stock Option Plan which are ISOs are intended to enjoy the attendant tax benefits provided under Sections 421 and 422 of the Code. Accordingly, the Stock Option Plan provides that the aggregate fair market value (determined at the time an ISO is granted) of the common stock subject to ISOs exercisable for the first time by an option holder during any calendar year (under all plans of the company) may not exceed $100,000. The Board may modify, suspend or terminate the Stock Option Plan; provided, however, that certain material modifications affecting the Stock Option Plan must be approved by the stockholders, and any change in the Stock Option Plan that may adversely affect an option holder's rights under an option previously granted under the Stock Option Plan requires the consent of the option holder.

                             PRINCIPAL STOCKHOLDERS


         The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of May 17, 1999, by (i) any person who is known to us to be the beneficial owner of more than five percent of our capital stock; (ii) each director; (iii) our chief executive officer during the last completed fiscal year; (iv) each officer; and (v) all current directors and officers as a group. Except as noted below, each person has sole voting and investment power with respect to all shares of capital stock listed as owned by such person.

                                                                       NUMBER OF SHARES                  PERCENT OF CLASS
          NAME AND ADDRESS OF BENEFICIAL                                 BENEFICIALLY                      OUTSTANDING(2)
                     OWNER(1)                                                OWNED
Ronald B.  Koenig....................................                    3,782,270(4)                         5.83%
Stanley Hollander....................................                    3,957,270(5)(3)                      6.08%
Alan L.  Jacobs......................................                    2,711,626(8)                         4.21%
Hollander Family Partnership LP......................                    3,957,270(5)(3)                      6.08%
Michael S.  Jacobs...................................                      927,000(6)                         1.43%
Jay J.  Matulich.....................................                      916,000(7)                         1.41%
N.  Bulent Gultekin..................................                        8,000(9)                          .031%
Christopher K. Jennings..............................                      300,000(13)                         .23%
All directors and executive officers.................
as a group (6 persons)(7)(10)........................                   11,926,166(7)(10)                    18.56%

5% OR GREATER HOLDERS

Freeserve, Ltd.                                                          8,382,669(14)                       19.9%
Maylands Avenue
Hemel Hempstead HP27TG

Telescan, Inc.                                                           5,176,161(11)                       19.9%
5959 Corporate Drive
Suite 2000
Houston, TX  77036

Dion R. Friedland                                                        8,625,000(12)                       13.45%
28 Sloane Street
Flat #8
London SW1X9NE
United Kingdom

-------------
(1) Each beneficial owner for which an address is not listed has an address c/o GlobalNet Financial.com, Inc. 7280 W. Palmetto Park Road, Suite 202, Boca Raton, FL 33433.
(2)      Based on a total of 64,545,626 shares of common stock outstanding.
(3) Stanley Hollander, our President and Chief Executive Officer, may be deemed to be the beneficial owner of our shares, held by Hollander Family Partnership LP. Other than such holdings, Mr. Hollander owns no capital stock of GlobalNet.
(4) Consists of 3,072,270 shares of common stock and options exercisable to purchase 710,000 shares of common stock which are currently vested. Mr. Koenig holds options to purchase a total of 1,420,000 shares of common stock which vest at the rate of 50% of the total grant immediately and 50% at the first anniversary of the date of the grant, October 20, 1998.
(5) Consists of 2,997,270 shares of common stock and options exercisable to purchase 960,000 shares of common stock which are currently vested. Mr. Hollander holds options to purchase a total of 1,920,000 shares of common stock which vest at the rate of 50% of the total grant immediately and 710,000 on October 29, 1999 and 250,000 on January 4, 2000.
(6) Consists of 747,000 shares of common stock and options exercisable to purchase 450,000 shares of common stock that are currently vested. Mr. Jacobs holds options to purchase a total of 900,000 shares of common stock which vest at the rate of 50% of the total grant immediately and 50% at the first anniversary of the date of the grant, October 20, 1998.
(7) Consists of 736,000 shares of common stock and options exercisable to purchase 450,000 shares of common stock that are currently vested. Mr. Matulich holds options to purchase a total of 900,000 shares of common stock which vest at the rate of 50% of the total grant immediately and 50% at the first anniversary of the date of the grant, October 20, 1998.
(8) Consists of 2,615,626 shares of common stock and options exercisable to purchase 240,000 shares of common stock that are currently vested. Mr. Jacobs holds options to purchase a total of 480,000 shares of common stock which vest at the rate of 50% of the total grant immediately and 50% at the first anniversary of the date of the grant, October 20, 1999.
(9) Consists of stock options exercisable to purchase 20,000 shares of common stock that are currently vested. Mr. Gultekin holds options to purchase a total of 40,000 shares of common stock which vest at the rate of 50% of the total grant immediately and 50% at the first anniversary of the date of the grant, October 20, 1998.
(10) Consists of 10,177,166 shares of common stock and stock options exercisable to purchase shares of common stock.
(11) Warrant to purchase shares of GLBN such that, after giving effect to the 5,176,161 shares currently owned by TSCN, TSCN would upon exercise of the warrant then own 19.9% of the then outstanding shares of GLBN Common Stock.
(12) Represents shares held by investment funds for which Mr. Friedland makes the investment and voting decisions.
(13) Consists of stock options exercisable to purchase 150,000 shares of common stock that are currently vested. Mr. Jennings holds options to purchase a total of 300,000 shares of common stock which vest at the rate of 50% of the total grant immediately and 50% at the first anniversary of the date of grant, April 16, 1999.
(14) Warrant to purchase shares of GLBN such that, after giving effect to the 8,382,669 shares currently owned by Freeserve, Freeserve would upon exercise of the warrant then own 19.9% of the then outstanding shares of GLBN Common Stock.


                              CERTAIN TRANSACTIONS


         We require that all material transactions with affiliates be made on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties. Such transactions are approved by a majority of our independent directors.

         On March 14, 1997, we issued an aggregate of 2,906 additional shares of common stock to certain stockholders and former officers in exchange for the release by such individuals of obligations owed to them from us in the aggregate of $46,343, thereby converting such debt into equity. Such shares were valued at their fair value of $6,539 ($2.25 per share) and GlobalNet, in connection with such issuance, recorded a gain of $39,804.

         On March 26, 1997, we loaned $200,000 to an entity controlled by Messrs. Ronald B. Koenig and Stanley Hollander, two of our Directors. The note, which was due on March 26, 1998 and carried interest at the rate of 6% per annum. Such note, when issued, was approved by a majority of the independent members of the Board of Directors. The note was repaid on April 9, 1998.

         On March 27, 1997, we completed a private offering (the "Private Offering") of our common stock at $2.25 per share pursuant to Regulation D and Regulation S, each as promulgated under the Securities Act. The Private Offering, which yielded gross proceeds to us of $1,236,366, was offered and sold through Capital Growth International LLC ("CGI"), as placement agent, which was paid $74,181.96 in commissions in connection therewith, $39,074.76 of which was used to compensate certain sub-placement agents. CGI is an affiliate of GlobalNet and ICG. Several of the officers and directors of GlobalNet and ICG are also officers and directors of CGI. Additionally, the beneficial holders of 100% of the membership interests in CGI beneficially held 23.25% of our outstanding capital stock, which holds 100% of the outstanding capital stock of ICG. Messrs. Ronald B. Koenig, Chairman of the Board of Directors, President and Chief Executive Officer of GlobalNet and ICG, and Stanley Hollander, Senior Vice President and a Director of GlobalNet and Vice President and a Director of ICG, each own a 50% interest in Sachem Financial Consultants, L.P., which held a 60% membership interest in CGI. Messrs. Koenig and Hollander beneficially own 7.13% and 6.99% of the outstanding capital stock of the Company, respectively.

         Effective January 1, 1997, CGI assigned to ICG all rights and obligations in connection with two Financial Advisory and Consulting Agreements (the "Consulting Agreements") each of which are between CGI and a separate publicly-held company. The Consulting Agreements, which were entered into in connection with CGI's investment banking business, were assigned to ICG for no consideration. One Consulting Agreement, which expires on July 30, 1998, currently provides for monthly payments to ICG of $2,500 and compensation rights in favor of ICG if certain business transactions introduced by ICG to such public company are consummated. The other Consulting Agreement currently grants to ICG a right of first refusal, exercisable until April 26, 1998, to offer securities of such public company and provides for certain compensation rights in favor of ICG if certain business transactions introduced by ICG to such public company are consummated.

         During the fiscal year ended December 31, 1997, we paid consulting fees of $99,000 to Helix Investments Limited, a stockholder of CGH, in connection with the organization of road show presentations in London, England relating to an offering made pursuant to Regulation S as promulgated under the Securities Act for which ICG acted as placement agent.

         On May 19, 1998, ICG sold to John Booth, who resigned as our director as of June 1, 1998, ICG's 50% interest in Capital Growth Europe for approximately $4,000, which price represented approximately 50% of the value of Capital Growth Europe's cash accounts. Such transaction was approved by a majority of our disinterested directors. The Company has subsequently reacquired Capital Growth Europe for a total purchase price of $43,000 as well as 25,000 shares of Common Stock of GLBN. The name of Capital Growth Europe has been changed to UK-iNvest.com Limited.

         On December 31, 1998, we granted 100,000 shares of common stock to its former CEO of MicroCap1000.com, Ltd. upon termination of employment

                              SELLING STOCKHOLDERS


         The shares of common stock offered hereby are owned by the selling stockholders. The following table sets forth certain information with respect to the ownership of the common stock by each selling stockholder as of May 10, 1999.

                                          BENEFICIAL
                                        OWNERSHIP OF                  NUMBER OF
                                        COMMON STOCK                  SHARES TO
                                          PRIOR TO                        BE                     OWNERSHIP OF COMMON
                                          OWNERSHIP                   REGISTERED                     STOCK AFTER

NAME OF SELLING STOCKHOLDER                SHARES(1)                 PERCENTAGE(1)          REGISTERED          OFFERING

Freeserve Ltd.                             8,382,669                    13.07%               8,382,669                  0

Giant Trading Inc.                         2,520,000                     3.93%               2,520,000                  0
Rosebud Capital Growth Fund                2,050,000(5)                  3.19%               2,050,000                  0
Limited
Freeserve Limited                          2,000,000                     3.12%               2,000,000                  0
Robert S. London                           1,912,500(5)                  2.98%               1,912,500                  0
Rush & Co.                                 1,835,000(5)                  2.86%               1,835,000                  0
Fontenelle LLC                             1,600,000                     2.49%               1,600,000                  0
Alan Gaines                                1,600,000                     2.49%               1,600,000                  0
Cameo Trust Corporation                    1,367,500(5)                  2.13%               1,367,500                  0
Kingston Comercio Internacional LDA        1,250,000                     1.95%               1,250,000                  0

De Agostini Holding Lugano
Branch                                     1,250,000                     1.95%               1,250,000                  0

Archdream Limited                          1,220,400                     1.90%               1,220,400                  0
Cass & Co. Magnum US Equity                1,200,000                     1.87%               1,200,000                  0
Fund
Cass & Co. Magnum Capital                  1,120,000                     1.74%               1,120,000                  0
Growth Fund
Bradley Properties SA                      1,000,000                     1.56%               1,000,000                  0
Salahi Ozturk                                900,000                     1.40%                 900,000                  0
Interactive Marketing, Inc.                  840,000                     1.31%                 840,000                  0

Banca Del Gottardo                           833,800(5)                  1.30%                 833,800                  0

Cass & Co. Magnum Turbo
Growth Fund                                  800,000                                           800,000                  0

Cass & Co. Magnum Edge Fund                  800,000                     1.24%                 800,000                  0
Joseph A.  Bauer                             675,000(5)                  1.24%                 675,000                  0

Cass & Co. Magnum
Opportunity Fund                             640,000                     1.05%                 640,000                  0

Cass & Co. Magnum Tech Fund                  520,000                       *                   520,000                  0

Unity Venture Capital
Associates, Ltd.                             500,000                       *                   500,000                  0

Irv Freiberg(2)                              425,000                       *                   425,000                  0

                                          BENEFICIAL
                                        OWNERSHIP OF                  NUMBER OF
                                        COMMON STOCK                  SHARES TO
                                          PRIOR TO                        BE                     OWNERSHIP OF COMMON
                                          OWNERSHIP                   REGISTERED                     STOCK AFTER

NAME OF SELLING STOCKHOLDER                SHARES(1)                 PERCENTAGE(1)          REGISTERED          OFFERING
Robert B. Prag                               400,000                       *                   400,000                  0
Cass & Co. Magnum Global
Equity Fund                                  400,000                       *                   400,000                  0

Napier Brown Holdings                        287,500(5)                    *                   287,500                  0

Magnum Growth Fund LP                        240,000                       *                   240,000                  0

CyberJunction                                225,000                       *                   225,000                  0

Twice International S.A.                     220,000                       *                   220,000                  0

Vane Clayton                                 200,000                       *                   200,000                  0

Richard A. Kunin MD Profit                   200,000                       *                   200,000                  0
Sharing Plan

Paul T.  Mannion, Jr.                        200,000                       *                   200,000                  0

Marvin Shiller                               200,000                       *                   200,000                  0

Gloria Stasior                               200,000                       *                   200,000                  0

Frank J.  Nigro, III                         200,000                       *                   200,000                  0

Edgeport Nominees Limited                    170,000(5)                    *                   170,000                  0
Wellness and Prevention
Marketing
LLC                                          160,000                       *                   160,000                  0
SF Consulting Co                             160,000                       *                   160,000                  0
Magnum Low Volatility Fund
LP                                           160,000                       *                   160,000                  0
Joseph Matulich & Lillian
Matulich                                     160,000                       *                   160,000                  0
American Financial                           160,000                       *                   160,000                  0
Communications
American Financial
Communications                               150,000                       *                   150,000                  0

Republic National Bank of New
York                                         150,000(5)                    *                   150,000                  0
Mark L. Friedman                             125,000                       *                   125,000                  0
Harvey R. Brice                              125,000(5)                    *                   125,000                  0
Fairnoon Management Ltd.                     125,000(5)                    *                   125,000                  0

S. Greenberg Sep. Prop. Trust                120,000                       *                   120,000                  0
David Greenberg IRA Rollover                 120,000                       *                   120,000                  0
Matthew Stasior                              100,000                       *                   100,000                  0
Gems Opportunity Fund                        100,000(5)                    *                   100,000                  0
Gary Fischoff(2)                             100,000                       *                   100,000                  0

                                          BENEFICIAL
                                        OWNERSHIP OF                  NUMBER OF
                                        COMMON STOCK                  SHARES TO
                                          PRIOR TO                        BE                     OWNERSHIP OF COMMON
                                          OWNERSHIP                   REGISTERED                     STOCK AFTER

NAME OF SELLING STOCKHOLDER                SHARES(1)                 PERCENTAGE(1)          REGISTERED          OFFERING


Devrim AKA                                   100,000                       *                   100,000                  0
P.G. Ridgwell                                 75,000(5)                    *                    75,000                  0
Corner Bank, Ltd.                             75,000                       *                    75,000                  0
RNB (France) Monaco                           50,000                       *                    50,000                  0

Kimberly A. Goguen                            50,000                       *                    50,000                  0

Richard Golob                                 40,000                       *                    40,000                  0
David Christensen                             40,000                       *                    40,000                  0
Stolzoff Family Trust dtd 2/5/95              37,500(5)                    *                    37,500                  0
Vital Miljo AS                                30,931(5)
James C. Gale                                 30,000                       *                    30,000                  0
Alan Mandel                                   30,000                       *                    30,000                  0
Susan Greenberg                               25,000(5)                    *                    25,000                  0
Monique MacLaren                              25,000                       *                    25,000                  0
Luciano R. Nicasio                            25,000(5)                    *                    25,000                  0
Lisa Taylor                                   25,000                       *                    25,000                  0
Leonard Block                                 25,000                       *                    25,000                  0
John Booth                                    25,000                       *                    25,000                  0

Gary Barnett                                  25,000(5)                    *                    25,000                  0
Edgar Astaire                                 25,000                       *                    25,000                  0
Anthony Hopenhajm                             25,000(5)                    *                    25,000                  0
Saracen International
Incorporated                                  25,000(5)                    *                    25,000                  0
Evert A. Bruckner Family Trust                24,000                       *                    24,000                  0
UA dtd Dec. 10, 1993
Chad L. Kiefer                                24,000                       *                    24,000                  0
Pyramid Partners, LP                          17,500(5)                    *                    17,500                  0
Robert Zelinka                                16,625(5)                    *                    16,625                  0
Luke Bruckner                                 16,000                       *                    16,000                  0
Christopher M. Stevens                        16,000                       *                    16,000                  0
Shelby Developments Limited                   12,500(5)                    *                    12,500                  0
Michael Ralby                                 12,500(5)                    *                    12,500                  0
Mamimu Ltd.                                   12,500(5)                    *                    12,500                  0
Edward Haymes                                 12,500                       *                    12,500                  0
Allen M. Rudnick IRA R/O                      12,500(5)                    *                    12,500                  0
Lynn-Rose Saltzman                            10,000                       *                    10,000                  0
Michael Crowl                                  9,600                       *                     9,600                  0
Eurocapital, Ltd.                              9,287(5)                    *                     9,287                  0
Asher Plaut and Evelyn Plaut
JTWROS                                         6,250(5)                    *                     6,250                  0
Craig Blumberg                                 6,250(5)                    *                     6,250                  0
Brill Securities, Inc.                         3,813(5)                    *                     3,813                  0
Pellet Investments                             1,828(5)                    *                     1,828                  0

-------------

* Less than 1%

(1) Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the common stock indicated as beneficially owned thereby.
(2) These share amounts include up to an aggregate of 250,000 shares which may be issued to certain selling stockholders upon the exercise of the Consultant Warrants.
(3) In accordance with Rule 13d-2 of the Exchange Act, shares that are not outstanding, but that are issuable pursuant to the exercise of outstanding Warrants, all of which are exercisable within 60 days of the date of this Prospectus, have been deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the individual having such right, but have not been deemed outstanding for the purpose of computing the percentage for any other person. See "Description of Securities."
(4) With respect to the selling stockholders, it has been assumed that all their shares so offered will be sold.
(5) These share amounts include up to aggregate of 1,649,984 shares which may be issued to certain selling stockholders upon the exercise of Warrants.


                            DESCRIPTION OF SECURITIES


         We have 145,000,000 shares of authorized capital stock, consisting of 100,000,000 shares of common stock, par value $.001 per share ("Common Stock"), 25,000,000 shares of Class B common stock, par value $.001 per share ("Class B Common Stock") and 20,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock").

COMMON STOCK

         Each holder of common stock is entitled to one vote for each share held of record on all matters to be voted on by stockholders. The holders of common stock vote in one class. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Subject to a $38,000 arrearage on our converted Series A and Series B Preferred Stock and any preferences that may be applicable to any future issuances of preferred stock, the holders of common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of our funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for any class of stock that may be granted in the future having preference over common stock. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are fully paid and nonassessable. The approval of holders of a majority of the outstanding shares of common stock is required to vary the rights of the common stock.

PREFERRED STOCK

         The preferred stock may be issued in series from time to time with such designation, rights, preferences and limitations as the Board of Directors may declare by resolution. The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters as may be determined by the Board of Directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any) and voting rights. The potential exists, therefore, that additional shares of preferred stock might be issued which would grant dividend preferences and liquidation preferences to preferred stockholders over common stockholders in addition to those already in existence with respect to the designated preferred stock. Unless the nature of a particular transaction and applicable statute require such approval, the Board of Directors has the authority to issue shares of preferred stock without stockholder approval. The issuance of preferred stock may have the effect of delaying or preventing a change in control without any further action by stockholders.

REDEEMABLE WARRANTS

         We currently have 1,637,484 Redeemable Warrants issued and outstanding. The following is a brief summary of certain provisions of the Redeemable Warrants.

         Each Redeemable Warrant entitles the registered holder to purchase one share of common stock at an initial exercise price of $4.00 per share (subject to adjustment for stock splits, combinations and reclassifications) at any time prior to redemption from October 3, 1996, October 15, 1996, March 20, 1997, and March 27, 1997 until October 3, 1999, October 15, 1999, March 20, 2000 and March 27, 2000, respectively, as the case may be. Redeemable Warrants may be redeemed by us at $.05 per Redeemable Warrant on 30 days' notice, provided that (i) certain securities are registered under the Securities Act and applicable state blue sky laws, (ii) a current Prospectus is then available for the sale of such securities, and (iii) the closing bid price for the common stock as reported by Nasdaq, the OTC Bulletin Board, or such other market on which the common stock is then traded equals or exceeds $6.00 for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption.

         The Redeemable Warrants are not exercisable or redeemable unless, at the time of the exercise or redemption, we have a current prospectus covering the shares of common stock issuable upon the exercise of such warrants, or such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of such warrants. Moreover, if the shares of common stock underlying the Redeemable Warrant are not registered or qualified for sale in the state in which a warrant holder resides, such holder might not be permitted to exercise the Redeemable Warrants.

         If we have a current prospectus covering the shares of common stock issuable upon exercise of the Redeemable Warrants, or such shares have been registered, qualified or deemed exempt under Federal and applicable State securities laws, each Redeemable Warrant may be exercised by surrendering the warrant certificate, with the subscription form attached to the warrant certificate properly completed and executed, together with payment of the exercise price to the warrant agent. The Redeemable Warrants may be exercised in whole or from time to time in part. If less than all of the Redeemable Warrants evidenced by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining number of Redeemable Warrants. The Redeemable Warrants do not confer upon the holders thereof any voting, dividend or other rights as stockholders.

CONSULTING WARRANTS

         We issued redeemable warrants to purchase up to 250,000 shares of common stock (the "Consulting Warrants") in exchange for consulting services to be rendered on behalf of us. Of the 250,000 Consulting Warrants, 52,083 vested on a pro rata basis based upon the period of time that such consulting services were provided to us and the balance were forfeited. In accordance with such vesting schedule, the Consulting Warrants entitle the registered holder to purchase up to 52,083 shares of common stock at an initial exercise price of $2.00 per share (subject to adjustment for stock splits, combinations and reclassifications) at any time prior to redemption from the date of issuance until November 3, 1999. The Consulting Warrants may be redeemed by us at $.05 per Redeemable Warrant on 30 days' notice, provided that (a) the shares of common stock underlying the common stock underlying the Consulting Warrants are registered under the Securities Act and applicable state blue sky laws, (b) a current prospectus is then available for the sale of the common stock, and (c) the closing bid price for the common stock as reported by Nasdaq, the OTC Bulletin Board, or such other market on which the common stock is then traded equals or exceeds $6.00 for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption.

ADDITIONAL WARRANTS

         In addition to the warrants described above and options granted under our Employee Stock Option Plan, we have a total of 3,090,000 warrants outstanding as follows:

        AMOUNT                  EXERCISE PRICE                EXPIRATION
         31,250                       1.00                  October 23, 2003
        218,750                       1.00                  October 23, 2003
        840,000                       2.375                 February 8, 2002
      2,000,000                      $4.56                  April 28, 2001

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

         Under Delaware law, directors and officers of a Delaware corporation can generally be held liable for certain types of negligence and other acts and omissions in connection with the performance of their duties to the corporation and its stockholders. As permitted by the Delaware General Corporation law (the "Delaware GCL"), however, the Certificate of Incorporation contains a provision eliminating the liability of the Company's directors and officers for monetary damages for breaches of their duty of care to GlobalNet and the stockholders, except as described below.


         Such provision does not eliminate liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the Delaware GCL; or (iv) for any transaction from which the director derives an improper personal benefit. Such provision does not eliminate the duty of care, but only eliminates liability for monetary damages for breaches of such duty under various circumstances. Accordingly, such provision has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a breach of the duty of care. Equitable remedies may not, however, be wholly effective to remedy the injury caused by any such breach.


         The Certificate of Incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law and advance expenses to such directors and officers to defend any action for which rights of indemnification are provided. In addition, the Certificate of Incorporation permits us to grant such rights to our employees and agents. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors, officers and employees.

         We are subject to the provisions of Section 203 of the Delaware GCL, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or certain other exceptions apply. For purposes of Section 203, a "business combination" is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associated, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the common stock is American Securities Transfer & Trust, Inc., Lakewood, Colorado.

                              PLAN OF DISTRIBUTION


         This Prospectus covers the sale of shares by the selling stockholders. Any distribution of any such securities by the selling stockholders, or by their pledgees, donees, transferees or other successors in interest may be effected from time to time in one or more of the following transactions: (a) to underwriters who will acquire securities for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may change from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the OTC Bulletin Board or on one or more exchanges on which the securities are then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; (c) directly or through brokers or agents in private sales at negotiated prices; or (d) by any other legally available means. ICG, our wholly-owned subsidiary, is a registered broker-dealer with the SEC and a member of the NASD, will not participate in the distribution of this offering in any capacity.

         We will not receive any proceeds from the sale of the shares offered hereby. The aggregate proceeds to the selling stockholders from the securities offered hereby will be the offering price less applicable commissions or discounts, if any. There is no assurance that the selling stockholders will sell any of the securities offered hereby.

         The selling stockholders and such underwriters, brokers, dealers or agents, upon effecting a sale of securities, may be considered "underwriters" as that term is defined in the Securities Act. Sales effected through agents, brokers or dealers will ordinarily involve payment of customary brokerage commissions although some brokers or dealers may purchase such securities as agents for others or as principals for their own account. The selling stockholders will pay any sales commissions or other sellers' compensation applicable to such transactions. A portion of any proceeds of sales and discounts, commissions or other sellers' compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

         Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities offered hereby may not simultaneously engage in market making activities for the common stock for a period of five business days prior to the commencement of such distribution. In addition, each selling stockholder and any other person who participates in a distribution of the securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which provisions may limit the timing of purchases and may affect the marketability of the securities and the ability of any person to engage in market making activities for the common stock.

         At the time a particular offering of securities is made, to the extent required, a prospectus supplement will be distributed which will set forth the number of securities being offered and the terms of the offering, including the purchase price or the public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriters for securities purchased from the selling stockholders, any discounts, commissions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         In order to comply with the securities laws of certain states, if applicable, the securities will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and the conditions of such exemption have been satisfied.

         We have agreed that we will bear all costs, expenses and fees in connection with the registration or qualification of the Shares under federal and state securities laws. We and each selling stockholder have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the securities, including liabilities arising under the Securities Act.


                         SHARES ELIGIBLE FOR FUTURE SALE


         We have 64,545,626 shares of common stock outstanding. Of these shares, the 39,539,969 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (as defined in the Securities Act and the rules and regulations thereunder) which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act. The remaining 25,005,657 shares are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, as such shares were issued in private transactions not involving a public offering.

         In general, under Rule 144, as currently in effect, beginning 90 days after the effective date of the Registration Statement of which this Prospectus is a part, a stockholder (or stockholders whose shares are aggregated), including an affiliate of GlobalNet, who beneficially has owned his or her restricted securities (as that term is defined in Rule 144) for at least one year from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an affiliate, is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of one percent of the then outstanding shares of common stock (approximately 552,644 shares immediately after this offering) or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, affiliates of GlobalNet must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock which are not restricted securities. Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company and the date they were acquired from an affiliate of GlobalNet, a stockholder who is not an affiliate of GlobalNet at the time of sale and has not been an affiliate at any time during the 90 days prior to the sale would be entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144, other than the requirements as to the availability of current public information about us.

         Prior to this offering, there has been only a limited public market for the common stock. We can not make predictions as to the effect, if any, that sales of shares of common stock or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect the market price of the common stock and could impair our ability to raise capital through the sale of its equity securities.


                                  LEGAL MATTERS


         Certain legal matters with respect to the shares of common stock offered hereby will be passed upon for the Company by Broad and Cassel, a general partnership including professional associations, Miami, Florida.

                                     EXPERTS


         The financial statements of GlobalNet Financial.com, Inc. (formerly known as MicroCap Financial Services.com, Inc.) as of December 31, 1998 and for years ended December 31, 1998 and 1997 appearing in this Prospectus and Registration Statement have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any report or document we file at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0880 for more information about the public reference rooms. Our SEC filings are also available from the SEC's web site located at HTTP://WWW.SEC.GOV.

         Quotations for the prices of our common stock appear on the OTC Bulletin Board and reports, and other information about us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


         We have filed with the SEC a Registration Statement on Form SB-2 under the Securities Act with respect to the common stock covered by this Prospectus. This Prospectus, which is a part of the Registration Statement, does not contain all the information set forth in, or annexed as exhibits to, the Registration Statement, as permitted by the SEC's rules and regulations. For further information with respect to us and the common stock offered under this Prospectus, please refer to the Registration Statement, including the exhibits. Copies of the Registration Statement, including exhibits, may be obtained from the SEC's public reference facilities listed above upon payment of the fees prescribed by the SEC, or may be examined without charge at these facilities. Statements concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed as an exhibit to the Registration Statement. We will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon request, a copy of any or all of the information incorporated herein by reference. Exhibits to any of the documents, however, will not be provided unless such exhibits are specifically incorporated by reference into such documents. The requests should be addressed to: GlobalNet Financial.com, Inc., 7280 West Palmetto Park
Road, Suite 202, Boca Raton, Florida 33433, telephone number (561) 417-8053.

Contents
                                                                        PAGE
                                                                        ----


CONSOLIDATED FINANCIAL STATEMENTS

  Independent auditors' report......................................... F-2

  Balance sheet as of December 31, 1998................................ F-3

  Statements of operations for the years
   ended December 31, 1998 and 1997.................................... F-4

  Statements of changes in stockholders' equity for the years ended December 31, 1998 and 1997.................................... F-5

  Statements of cash flows for the years
   ended December 31, 1998 and 1997.................................... F-6

  Notes to financial statements........................................ F-7

  Balance sheet as of March 31, 1999 (unaudited)....................... F-19

  Statements of operations for the three months
   ended March 31, 1999 and 1998 (unaudited)........................... F-20

  Consolidated statement of comprehensive loss......................... F-20

  Statements of cash flows for the three months
   ended March 31, 1999 and 1998 (unaudited)........................... F-21

  Notes to financial statements (unaudited)............................ F-22

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
GlobalNet Financial.Com, Inc.
Boca Raton, Florida


We have audited the accompanying consolidated balance sheet of GlobalNet Financial.com, Inc. (formerly Microcap Financial Services.Com, Inc.) and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of GlobalNet Financial.com, Inc. (formerly Microcap Financial Services.Com, Inc.) and subsidiaries as of December 31, 1998, and the consolidated results of their operations and their consolidated cash flows for the years ended December 31, 1998 and 1997 in conformity with generally accepted accounting principles.


Richard A. Eisner & Company, LLP

New York, New York
February 5, 1999

With respect to Note N
April 13, 1999

GLOBALNET FINANCIAL.COM, INC. AND SUBSIDIARIES
(formerly Microcap Financial Services.Com, Inc.)

CONSOLIDATED BALANCE SHEET
DECEMBER 31, 1998
(Notes A and B)

ASSETS
Current assets:
   Cash and cash equivalents (Note C[8])                      $1,941,774
   Restricted cash (Note L[1])                                   104,664
   Due from broker                                                44,930
   Securities owned at market value
     (cost $551,000) (Note C[6])                                 552,719
   Securities not readily marketable,
     at fair value (cost $1,217,525)                             132,492
   Prepaid expenses                                               61,438
                                                              ----------
      Total current assets                                     2,838,017

Furniture, fixtures, equipment, and leasehold improvements
  (net of accumulated depreciation of $57,890)
  (Notes C[1] and D)                                             290,113
Licensing and promotion agreements, net of accumulated
  amortization of $26,459 (Note E)                               354,726
Other assets                                                      22,154
                                                              ----------
                                                              $3,505,010
                                                              ==========

LIABILITIES
Current liabilities:
   Accounts payable and accrued expenses                      $  607,656
   Deferred revenue                                                5,000
   Dividends payable - preferred stockholders                     38,154
   Dividends payable - common stockholders                       572,625
                                                              ----------
     Total current liabilities                                 1,223,435
                                                              ----------

Commitments and other matters (Notes I, J, L and N)


STOCKHOLDERS' EQUITY (NOTES A, F, G, H, AND N)
Preferred stock - $.001 par value;
  20,000,000 shares authorized, none outstanding
Class B common stock - $.001 par value;
  25,000,000 shares authorized, none outstanding
Common stock - $.001 par value; 100,000,000 shares
  authorized; 44,337,896 shares issued                            44,337
Additional paid-in capital                                     8,852,862
Accumulated deficit                                           (6,298,121)
Unearned compensatory costs                                     (276,253)
Accumulated other comprehensive loss                             (11,250)
Treasury stock - at cost (15,000 common shares)                  (30,000)
                                                              ----------
                                                               2,281,575
                                                              ----------
                                                              $3,505,010
                                                              ==========


See notes to financial statements

GLOBALNET FINANCIAL.COM, INC. AND SUBSIDIARIES
(formerly Microcap Financial Services.Com, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS
                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                     ---------------------------
                                                        1998            1997
--------------------------------------------------------------------------------
Revenue (Notes B, C[6] and C[9]):
   Consulting fees                                   $  405,071     $  359,914
   Private placement fees                             1,283,027      3,383,137
   Net realized and unrealized loss on marketable
    and not readily marketable securities              (437,060)      (448,971)
   Gain on debt settlement                                              39,804
   Interest income                                       30,309         94,170
                                                    -----------    -----------
                                                      1,281,347      3,428,054
                                                    -----------    -----------
Operating expenses:
   Commission                                           286,381        859,844
   General and administrative                         3,941,773      3,448,980
   Equity in loss of unconsolidated affiliate
     and write-down of advance
     (net gain on sale of $3,931)                        61,069         86,115

Write-down of advances to unconsolidated affiliate                      35,000
                                                    -----------    -----------
                                                      4,289,223      4,429,939
                                                    -----------    -----------
Net loss                                             (3,007,876)    (1,001,885)
                                                    -----------    -----------
Less cumulative preferred dividend                                     (29,624)
                                                    -----------    -----------
Net loss attributable to common stockholders        $(3,007,876)   $(1,031,509)
                                                    ===========    ===========
Basic and diluted loss per common share
 (Note C[4])                                           $(0.12)        $(.07)
                                                       =======        ======

Weighted average number of common shares
 outstanding - basic and diluted (Note C[4])         25,233,000     15,655,000
                                                    ===========    ===========

See notes to financial statements

GLOBALNET FINANCIAL.COM, INC. AND SUBSIDIARIES
(formerly Microcap Financial Services.Com, Inc.)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (NOTES A AND B)

                                                                                   SERIES A              SERIES B
                                                            CLASS B              CONVERTIBLE            CONVERTIBLE
                                   COMMON STOCK           COMMON STOCK            PREFERRED              PREFERRED       ADDITIONAL
                              ---------------------   --------------------    ------------------    -------------------   PAID-IN
                                SHARES      AMOUNT      SHARES    AMOUNT      SHARES     AMOUNT      SHARES    AMOUNT      CAPITAL
                                ------      ------      ------    ------      ------     ------      ------    ------      -------

BALANCE - DECEMBER 31, 1996   2,549,000  $3,088,260   11,349,666  $334,803   4,001,334  $560,187    1,080,000  $226,800

Consulting expense
 attributable                                                                                                               $35,417
 to warrants
 (Note G)

Dividends declared

Recapitalization
 resulting from the
 acquisition of
 Microcap Financial
 Services.Com, Inc.            297,094                                                                                      (46,322)

Issuance of
 common stock
 (Note F[4])                   549,496    922,075

Collection of
 subscription
 Receivable

Issuance of common stock
 to settle debt
 (Note I)                        2,906      6,539

June 1997, exchange of
shares of no par
shares for $.001 par
value shares                           (4,013,476)                (323,453)                                               4,336,929

Conversion of
Series A and B
preferred
stock into Class B
common stock (Note F[1])                              5,081,334      5,081  (4,001,334) (560,187)  (1,080,000) (226,800)    781,906

Purchase of
common stock
(Note F[6])

Net loss
------------------------------------------------------------------------------------------------------------------------------------

BALANCE -
DECEMBER 31, 1997           3,398,496     3,398      16,431,000     16,431           0         0            0        0    5,107,930

Sale of common stock
(Note F[4])                23,248,400    23,248                                                                           2,880,692

Collection of
subscription
receivable

Shares issued
to acquire
securities
(Note F[6])                 1,000,000    1,000                                                                              135,000

Value of options
issued as
compensation
to consultants                                                                                                              247,000

Value of
warrants issued
to consultant
(Note F[6])                                                                                                                 117,500

Value of stock
issued to a
former employee
(Note F[6])                   100,000      100                                                                              124,900

Value of stock
issued to
consultant
(Note F[6])                   160,000      160                                                                              239,840

Conversion of
Class B common stock       16,431,000   16,431    (16,431,000)    (16,431)

Dividends declared

Net loss

Other comprehensive loss

Unrealized loss
on securities
(Note F[6])

Comprehensive loss
------------------------------------------------------------------------------------------------------------------------------------
BALANCE -
DECEMBER 31, 1998          44,337,896  $44,337              0         $ 0         0    $    0       0      $0            $8,852,862
====================================================================================================================================






                                                                        ACCUMULATED
                             UNEARNED                                       OTHER
                           COMPENSATORY  COMPREHENSIVE   ACCUMULATED    COMPREHENSIVE    SUBSCRIPTION    TREASURY STOCK
                              COSTS          LOSS          DEFICIT          LOSS          RECEIVABLE    SHARES   AMOUNT     TOTAL
------------------------------------------------------------------------------------------------------------------------------------

BALANCE - DECEMBER 31, 1996                              $  (718,616)                    $ (55,600)                      $3,435,834

Consulting expense
 attributable
 to warrants
 (Note G)                                                                                                                    35,417

Dividends declared                                          (805,083)                                                      (805,083)

Recapitalization
 resulting from the
 acquisition of
 Microcap Financial
 Services.Com, Inc.                                                                                                         (46,322)

Issuance of
 common stock
 (Note F[4])                                                                                                                922,075

Collection of
 subscription
 Receivable                                                                                  2,000                            2,000

Issuance of common stock
 to settle debt
 (Note I)                                                                                                                     6,539

June 1997, exchange of
shares of no par
shares for $.001 par
value shares                                                                                                                      0

Conversion of
Series A and B
preferred
stock into Class B
common stock (Note F[1])                                                                                                          0

Purchase of
common stock
(Note F[6])                                                                                            15,000  $(30,000)    (30,000)

Net loss                                                  (1,001,885)                                                    (1,001,885)

------------------------------------------------------------------------------------------------------------------------------------

BALANCE -
DECEMBER 31, 1997                                         (2,525,584)                      (53,600)    15,000   (30,000)  2,518,575

Sale of common stock
(Note F[4])                                                                                                               2,903,940

Collection of
subscription
receivable                                                                                  53,600                           53,600

Shares issued
to acquire
securities
(Note F[6])                                                                                                                 136,000

Value of options
issued as
compensation
to consultants                                                                                                              247,000

Value of
warrants issued
to consultant
(Note F[6])                   $(96,253)                                                                                      21,247

Value of stock
issued to a
former employee
(Note F[6])                                                                                                                 125,000

Value of stock
issued to
consultant
(Note F[6])                   (180,000)                                                                                      60,000

Conversion of
Class B common stock                                             (764,661)                                                        0

Dividends declared

Net loss                                      $(3,007,876)     (3,007,876)                                                 (764,661)

Other comprehensive loss                                                                                                 (3,007,876)

Unrealized loss
on securities
(Note F[6])                                       (11,250)                        $(11,250)                                 (11,250)

Comprehensive loss                            $(3,019,126)

------------------------------------------------------------------------------------------------------------------------------------
BALANCE -
DECEMBER 31, 1998         $(276,253)                          $(6,298,121)        $(11,250)      $0  15,000  $ (30,000)  $2,281,575
====================================================================================================================================


GLOBALNET FINANCIAL.COM, INC. AND SUBSIDIARIES
(formerly Microcap Financial Services.Com, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                     ---------------------------
                                                        1998            1997
                                                        ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                         $(3,007,876)    $(1,001,885)
   Adjustments to reconcile net loss to net cash
    used in operating activities:
      Depreciation and amortization                     142,576          63,486
      Equity in loss of unconsolidated affiliate         65,000         121,115
        and write-down of advances
      Compensation to consultants and former            453,247
        employee paid with stock and options
      Valuation of warrants for consulting                               35,417
      Change in unrealized depreciation of              438,261         633,802
        securities
      Realized gains on securities                       (1,201)       (184,831)
      Gain on sale of unconsolidated affiliate           (3,931)
      Gain on debt settlement                                           (39,804)
      Compensation paid with securities                                 283,432
      Receipt of securities in payment of fees         (187,500)     (1,583,141)
      Loss on disposal of fixed assets                                   46,286
      Accrued interest                                                   (9,000)
      Changes in:
         Due from broker                                228,201        (273,131)
         Prepaid expenses and other assets             (462,777)         (2,000)
         Accounts payable and accrued expenses          428,405         128,251
         Deferred revenue                               (69,038)         74,038
                                                    -----------     -----------
           Net cash used in operating activities     (1,976,633)     (1,707,965)
                                                    -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions to fixed assets                           (128,727)       (266,811)
   Proceeds from sale of securities                     516,015         273,132
   Proceeds from sale of unconsolidated affiliate         3,931
   Loans to affiliates                                                 (225,000)
   Repayment of loan from affiliates                    209,000          25,000
   Investment in securities                             (64,480)       (563,950)
   Investment in restricted cash                         (2,330)         (2,334)
                                                    -----------     -----------
           Net cash provided by (used in)
             investing activities                       533,409        (759,963)
                                                    -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from the issuance of common stock         2,903,940         924,075
     and preferred stock
   Proceeds from the subscription receivable             53,600
   Cash acquired in recapitalization                                         21
   Dividends paid                                      (383,201)       (575,764)
   Purchase of treasury stock                                           (30,000)
                                                    -----------     -----------
           Net cash provided by financing
             activities                               2,574,339         318,332
                                                    -----------     -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                         1,131,115      (2,149,596)
Cash and cash equivalents at beginning of period        810,659       2,960,255
                                                    -----------     -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD          $ 1,941,774     $   810,659
                                                    ===========     ===========
SUPPLEMENTAL DISCLOSURES OF NONCASH
 TRANSACTIONS:
   Common stock issued to settle debt                               $    45,343
   Dividends declared but not paid                  $   572,625     $   229,319
   Common stock issued to acquire securities        $   136,000
   Other comprehensive income - unrealized loss     $    11,250

See notes to financial statements

GLOBALNET FINANCIAL.COM, INC. AND SUBSIDIARIES
(formerly Microcap Financial Services.Com, Inc.)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1998


NOTE A - THE CORPORATION

GlobalNet Financial.com, Inc. (the "Company" or "GLBN") formerly Microcap Financial Services.Com, Inc., prior to that Capital Growth Holdings, Ltd. and prior to that Galt Financial Corporation, was incorporated in the State of Colorado on June 15, 1987. On March 14, 1997, GLBN, an inactive company, acquired 100% of the outstanding capital stock of International Capital Growth, Ltd. ("ICG") (a company formed in February 1996), a Delaware corporation and member of the National Association of Securities Dealers, Inc. The acquisition was consummated through an exchange of shares that resulted in the former ICG shareholders receiving control of GLBN the transaction has been treated as a recapitalization. In connection therewith, ICG's historic capital accounts were retroactively adjusted to reflect the equivalent number of shares issued by GLBN in the transaction while ICG's historical accumulated deficit was carried forward. In 1997, after the recapitalization, a Colorado corporation, was merged into a Delaware corporation, Capital Growth Holdings, Ltd. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, ICG and the wholly owned subsidiary of ICG, Microcap1000.Com Ltd. ("MCAP 1000"). All significant intercompany transactions and balances have been eliminated.


NOTE B - NATURE OF BUSINESS


The Company and its subsidiaries have three reportable segments. The Company operates a broker/dealer and internet web-site. The Company generates revenues by acting as a placement agent in private financings and as a financial consultant to various companies. Two customers accounted for approximately 33% and 38% of the Company's consulting and private placement fees earned during the year ended December 31, 1998. The Company's wholly owned subsidiary, MCAP 1000 provides comprehensive, internet-based electronic publishing of unique content on the MicroCap sector, generated by analysts and money managers ("MC1000 Gurus"); internet investor access for public companies; and broadcasts over the internet through video-streamed netcasts of various financial programs. The Company also maintains their proprietary MicroCap1000 Index, a real-time index following the stock performance of 1000 companies with market capitalizations of between $25 million and $500 million. During the year ended December 31, 1998, MCAP 1000 incurred approximately $863,000 of expenses which are included in general and administrative expenses.


Information with respect to reportable segments follows:


                                             DECEMBER 31, 1998
                             --------------------------------------------------
                             CORPORATE    BROKER/DEALER   INTERNET      TOTAL
                             ---------    -------------   --------   ----------


Revenues from external                      $1,683,098    $  5,000   $1,688,098
  customers
Interest revenue             $  13,444          16,865                   30,309
Depreciation and                               104,117      38,459      142,576
  amortization
Equity in loss of
  unconsolidated
  affiliate, net                                65,000                   65,000
Segment loss                  (695,806)     (1,453,582)   (858,488)  (3,007,876)
Significant noncash items:
  Unrealized depreciation
    of securities               11,250         438,261                  449,511
  Compensation paid with
    stock, warrants
    and options                 81,247                     372,000      453,247
Segment assets               2,073,139         890,863     541,008    3,505,010
Expenditures for
  long-lived assets                                284     128,443      128,727

                                                DECEMBER 31, 1997
                                   --------------------------------------------
                                    CORPORATE     BROKER/DEALER        TOTAL
                                    ---------     -------------     ----------
Revenues from external customers                    $3,734,051      $3,734,051
Interest revenue                    $  20,200           73,970          94,170
Depreciation and amortization                           63,486          63,486
Equity in loss of unconsolidated                       121,115         121,115
  affiliate, net
Segment loss                          (35,913)        (965,972)     (1,001,885)
Significant noncash items:
   Unrealized depreciation of                         (633,802)       (633,802)
     securities
   Compensation paid with                              283,432         283,432
     securities
Segment assets                        209,000        2,792,183       3,001,183
Expenditures for long-lived assets                     266,811         266,811


NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1]  FURNITURE, FIXTURES, EQUIPMENT AND LEASEHOLD IMPROVEMENTS:

     Furniture, fixtures, and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets which range from three to seven years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the term of the lease.

[2]  USE OF ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

[3]  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The carrying value of cash and cash equivalents, due from broker, restricted cash, accounts payable and accrued expenses approximate their fair value because of the short maturity of those instruments.

[4]  NET LOSS PER COMMON SHARE:

     Net loss per common share is based on the weighted average number of common shares and Class B common shares outstanding during the year. Common stock equivalents representing options and warrants and convertible securities have not been included as they would be antidilutive. Net loss attributable to common stock in 1997 was adjusted to reflect cumulative dividends on preferred shares outstanding.

[5]  COMPREHENSIVE LOSS:

     The Company adopted Statement of Financial Accounting Standards
     "SFAS No. 130" "Reporting Comprehensive Income" in the year ended December 31, 1998. SFAS 130 requires presentation of comprehensive income (net income plus all other changes in net assets from non owner sources) and its components.

[6]  VALUATION OF SECURITIES:

     Securities held by GLBN are classified as available-for-sale and are recorded at their market value. Unrealized gains and losses on securities held by GLBN are recorded as other comprehensive income.

     Unrealized gains and losses on securities held by ICG are recognized as operating income or loss in the statement of operations. Securities owned, which are listed on a national securities exchange, are valued at their last reported sales price. Securities which trade over-the-counter are valued at the "bid" price. Securities which do not have a readily ascertainable market value are valued at their estimated fair value as determined by the management. Management considers fair value to be cost unless the value has deteriorated or where later investments have been concluded by a significant outside investor, then the investment is valued at the last per share sales price paid unless circumstances dictate a lower valuation.

     The values of securities owned by the Company can change substantially because of volatility in the price of each security, changes in the business prospects of the issuer of the securities, specific events influencing the operations of the issuer of the securities, and various other circumstances outside the security issuer's control. Accordingly, the value of the securities could decline so that a loss would be required to be recognized for the total carrying amount of such securities.

     Included in securities owned at market value is the common stock of Worlds, Inc. The carrying amount of the investment in Worlds, Inc. is $427,969. Worlds, Inc. is subject to the reporting requirements of the U.S. Securities and Exchange Commission.

     Unaudited summarized financial information of Worlds, Inc.
     (a development stage enterprise) is as follows:

                                                DECEMBER 31,
                                                   1998
                                                -----------
                                                (UNAUDITED)

         Current assets                         $1,693,766
         Noncurrent assets                         214,246
         Current liabilities                     1,012,887
         Noncurrent liabilities                  1,875,018

                                               TWELVE MONTHS
                                                   ENDED
                                                DECEMBER 31,
                                                    1998
                                                -----------
                                                (UNAUDITED)

        Income statement data:
           Net revenues                         $   29,110
           Gross loss                                 (169)
           Operating loss before
             extraordinary item                 (2,821,228)
           Net loss                             (2,648,681)


[7]  INVESTMENT IN AND ADVANCES TO AN UNCONSOLIDATED AFFILIATE:

     The Company had a 50% equity interest in an unconsolidated affiliate, Capital Growth (Europe) Limited ("CGE") which the Company accounted for using the equity method of accounting. On May 19, 1998, the investment was sold for $3,931.

[8]  CASH EQUIVALENTS:

     The Company considers all liquid short-term investments with original maturities of three months or less to be cash equivalents.

[9]  REVENUE RECOGNITION:

     Consulting and private placement fees are recorded when earned.
     In addition, the Company earns fees in the form of securities. These securities are valued at market on the date they are earned. Security transactions are recorded on a trade date basis.

[10]  STOCK-BASED COMPENSATION:

      In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS 123 encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has elected to continue to account for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 whereby compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of grant over the amount and employee must pay to acquire the stock.

NOTE D - FURNITURE, FIXTURES, EQUIPMENT AND LEASEHOLD IMPROVEMENTS


At December 31, 1998, fixed assets consist of the following:



        Furniture and fixtures           $  89,802
        Equipment                           30,695
        Software                           108,000
        Leasehold improvements
          (located in Europe)              119,506
                                         ---------


                                           348,003
        Less accumulated depreciation       57,890
                                         ---------
               Net                        $290,113


NOTE E - LICENSING AND PROMOTION AGREEMENTS

Licensing and promotion agreements are being amortized on a straight-line basis over the 1 and 2 year term of the related agreements.


NOTE F - STOCKHOLDERS' EQUITY

[1]  PREFERRED STOCK:

     Preferred stock may be issued in one or more series at the discretion of the Board of Directors. In establishing a series, the Board of Directors shall fix the number of shares in such series, and the preferences, rights and restrictions thereof.

     On March 14, 1997, the Board of Directors designated 4,365,000 shares of preferred stock as 5% cumulative Series A preferred stock and 1,200,000 shares of preferred stock as 5% cumulative convertible Series B preferred stock.

     The holders of Series A and B preferred stock were entitled to a preferential cumulative dividend which began accruing on October 12, 1996 equal to 5% of the liquidation preference per annum and share equally with the Class B common stock in any dividends declared thereon.
     The Series A and B had a liquidation preference of $.14 and $.21 per share, respectively.

     On October 12, 1997, each share of the Company's 4,001,334 shares of Series A preferred stock and 1,080,000 shares of Series B preferred stock converted into shares of Class B common stock on a one-for-one basis, at which time the 5% per share annual dividend that accrued thereon ceased to accrue and became due and payable on October 24, 1997, out of funds legally available therefor.

[2]  CLASS B COMMON STOCK:

     The holders of the Class B common stock were entitled to one vote per share. The Class B common stock, which was junior in priority with respect to dividends to the common stock, converted into common stock on a one-for-one basis on December 31, 1998.

[3]  DIVIDEND:

     In March 1997, the Board of Directors declared an annual dividend as modified of $.225 per share of common stock, for the calendar years ended 1998 and 1997, accruing as of January 1, 1997, payable commencing June 30, 1997, and on a quarterly basis thereafter, to be paid after payment of any dividends due on all classes of stock with priority over common stock subject to any operating restrictions. In addition, the Board of Directors determined that any dividend declared on Class B common stock will be subject to a $.20 per share limitation on annual dividends in 1998.

[4]  PRIVATE PLACEMENT:

     On December 7, 1998, the Company completed a private offering of its common stock at $.125 per share. The Company issued a total of 23,248,400 shares of common stock, which yielded net proceeds of approximately $2,904,000.

     On March 27, 1997, the Company completed a private offering of its common stock at $2.25 per share. The Company issued a total of 549,496 shares of common stock which yielded net proceeds of approximately $922,000. A placement fee of approximately $74,000 was paid to Capital Growth International, LLC ("CGI"), an affiliate of the Company (Note I). In connection therewith, the Company agreed to issue warrants to purchase 24,984 shares of common stock as partial compensation to certain nonaffiliated sub-placement agents. Each warrant is exerciseable to purchase one share at $4.00 per share (subject to adjustment) through March 2000.

[5]  TREASURY STOCK:

     In March and May 1997, the Company purchased an aggregate of 15,000 shares of common stock and 12,500 warrants from the original holders at its approximate fair value.

[6]  NONCASH TRANSACTIONS:

     In October 1998, the Company issued 250,000 five-year warrants with an exercise option of $1.00 per warrant for consulting services for a period of two years. These warrants which vest immediately were valued at their fair value of $.47 per warrant using the Black-Scholes pricing model with the following assumptions: interest rate 8.47%, dividend yield of 0%, volatility factor of .75 and an average expected life of five years. The unearned portion of the agreement of $96,253 is recorded as deferred compensatory costs.

     In November of 1998, the Company issued 1,000,000 shares of common stock for 2,500,000 shares of common stock of Atlantic Caspian Resources, a public company in Great Britain. The Company valued the transaction at the fair value of the shares received of $.0544 per share on the date of the exchange. The securities are classified as available for sale and are included in securities owned at market value. The Company has reported an unrealized loss on the stock of Atlantic Caspian Resources in the amount of $11,250, which is classified as other comprehensive loss in the financial statements.

     In December of 1998, the Company issued 160,000 shares of common stock for consulting services. The shares were valued at their fair market value of $1.50 on the date the agreement was executed. The unearned portion of the consulting agreement is recorded as deferred compensatory costs.

     In December of 1998, the Company issued 100,000 shares of common stock to a former employee. The shares were valued at their fair market value of $1.25 on the date the shares were issued.

1.   NOTE G - WARRANTS

In October 1996, the Company raised $3,250,000 through the sale of units in a private placement. Each unit was sold for $50,000 and consisted of 25,000 shares of common stock and 25,000 redeemable warrants. At December 31, 1997, the Company had 1,612,500 redeemable warrants issued and outstanding. Each redeemable warrant entitles the registered holder to purchase one share of common stock at an initial exercise price of $4.00 per share (subject to adjustment for stock splits, combination and reclassifications) at any time prior to redemption from October 1996 until October 1999.

In addition, the Company issued 24,984 redeemable warrants to sub-placement agents in connection with the Company's March 1997 private placement (Note F[4]). Each warrant is exerciseable into common stock at a price of $4.00 per share at any time prior to redemption through March 2000.

In addition, the Company agreed to issue 250,000 redeemable warrants in exchange for consulting services to be rendered on behalf of the Company. The consulting warrants vest at the rate of 125,000 per annum on a pro rata basis based upon the number of months that such consulting services are provided to the Company. Consulting services were provided for a 5 month period and therefore 52,083 warrants were issued. Each consulting warrant is exercisable to purchase one share of Class B common stock at an exercise price of $2.00 per share at any time prior to redemption through November 3, 1999. The issuance has resulted in a charge to operations of $35,417 in 1997 based on the fair value of the warrant ($.68 per warrant). The fair value of these warrants was estimated using the Black-Scholes pricing model with the following assumptions: interest rate of 5.92%, dividend yield of 0%, volatility factor of .30 and average expected life of three years.

The above warrants may be redeemed by the Company at $.05 per redeemable warrant subject to certain conditions and the closing bid price of the common stock trades at least $6.00 for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption.

A summary of the Company's warrants and related information for the years ended December 31, 1998 and 1997 are as follows:

                                         WEIGHTED                      WEIGHTED
                           YEAR ENDED    AVERAGE       YEAR ENDED      AVERAGE
                          DECEMBER 31,   EXERCISE     DECEMBER 31,     EXERCISE
                             1998         PRICE           1997           PRICE
                           --------      --------       --------       --------
  Outstanding at
    beginning of period    1,689,567      $3.94        1,875,000         $3.73
  Granted or exchanged       250,000       1.00        1,899,984          3.74
  Expired or exchanged                                (2,085,417)         3.57
                          ----------                  ----------
  Outstanding at
    end of period          1,939,567       3.56        1,689,567          3.94
                           =========                   =========
   Exercisable at
    end of period          1,939,567                   1,689,567          3.94
                           =========                   =========
  Weighted average
    remaining months
    of contractual life
    at year end               13                          22
                            ======                      ======

NOTE H - STOCK OPTION PLAN

     On January 7, 1997, the Company adopted a stock option plan (the "1997 Plan") for granting of options to purchase up to 1,500,000 shares of Class B common stock, pursuant to which employees, directors and consultants are eligible to receive incentive and/or nonqaulified stock options. Options granted under the 1997 Plan are exerciseable for a period of up to 10 years from date of grant at an exercise price which is not less than the fair value on date of grant, except that the exercise price of options granted to a stockholder owning more than 10% of the outstanding capital stock may not be less than 110% of the fair value of the common stock at date of grant. In connection with the exchange of shares referred to in Note A, ICG option holders exchanged 635,000 options for options under the 1997 Plan.

     On August 15, 1998, the Company terminated the 1997 Plan.

     On October 29, 1998, the Company adopted a stock option plan (the "1998 Plan") subject to stockholder approval for granting options to purchase up to 10,000,000 shares of common stock, pursuant to which employees, consultants, independent contractors, officers and directors are eligible to receive incentive and/or nonqualified stock options. Options granted under the 1998 Plan are exercisable for a period of up to 10 years from date of grant at an exercise price which is not less than the fair value on date of grant, except that the exercise price of options granted to a stockholder owing more than 10% of the outstanding capital stock may not be less than 110% of the fair value of the common stock at date of grant. Options issued to employees and directors vest 20% on the date of issuance and 80% on the anniversary date of the grant. Options issued to consultants vest immediately.

     Stock option activity under the 1997 Plan and 1998 Plan is summarized as follows:

                                          YEAR ENDED DECEMBER 31,
                             --------------------------------------------------
                                  1998                           1997
                             ----------------------     -----------------------
                                         WEIGHTED                      WEIGHTED
                                         AVERAGE                       AVERAGE
                                         EXERCISE                      EXERCISE
                               SHARES     PRICE           SHARES         PRICE
                             --------    --------        --------     --------
   Options outstanding at
     beginning of year        635,000     $2.00           660,000        $2.00
   Granted or exchanged     6,781,000      0.37           635,000         2.00
   Exercised
   Cancelled                 (635,000)     2.00          (660,000)        2.00
                           ----------                   ---------
   Options outstanding
     at end of year         6,781,000      0.37           635,000         2.00
                           ==========                   =========

   Options exercisable
     at end of year         1,981,000                     211,667
                           ==========                   =========

     The following table presents information relating to stock options outstanding at December 31, 1998.

                         OPTIONS                                OPTIONS
                       OUTSTANDING                            EXERCISABLE
      ---------------------------------------------      ----------------------
                                          WEIGHTED
      RANGE                  WEIGHTED     AVERAGE                     WEIGHTED
        OF                    AVERAGE    REMAINING                    AVERAGE
     EXERCISE                EXERCISE     LIFE IN                     EXERCISE
     PRICE       SHARES       PRICE        YEARS         SHARES        PRICE
     ------    ---------      -----        -----        ---------      -----
     $ .25       775,000      $.25         1.78           375,000       $.25
     $ .375    5,850,000       .375        3.51         1,450,000        .375
     $ .81       156,000       .83         2.36           156,000        .83
               ---------                                ---------
     $1.25
               6,781,000       .37         3.29         1,981,000        .39
              ==========                               ==========

     At December 31, 1998, 3,219,000 options were available for grant under the 1998 Plan. In addition, the Company must issue 550,000 options to certain consultants which vest when certain milestones are achieved.

     The weighted average fair value at date of grant for options granted during 1998 was $.17 per option. No options were granted in 1997. The fair value of options at date of grant was estimated using the Black-Scholes option pricing model utilizing the following assumptions:

                                            1998
                                       -------------
      Risk-free interest rates         4.01% to 5.24%
      Expected option life in years        2 to 5
      Expected stock price volatility        75%
      Expected dividend yield                 0%


     Had the Company elected to recognize compensation cost based on the fair value of the options at the date of grant as prescribed by SFAS No. 123, net loss in 1998 and 1997 would have been approximately $3,314,000 and $1,185,000 or $(.13) and $(.08), respectively, per basic and diluted loss per share.

     On January 4, 1999, the Company issued 1,025,000 stock options to certain employees.


NOTE I - RELATED PARTY TRANSACTIONS

     During the year ended December 31, 1998 the Company paid consulting fees of $234,000 to two stockholders of the Company.

     Capital Growth International LLC ("CGI"), a company owned by certain of the ICG directors, utilizes space at the Company's offices without charge. Such space was not considered significant for the years ended December 31, 1998 and 1997. During the year ended December 31, 1998, the Company received net consulting fees of $23,000 from CGI.

     In March 1997, an aggregate of $46,343 of notes and accrued interest due to stockholder and former officers were exchanged for 2,906 shares of common stock. The shares were valued at their fair value of $6,539 ($2.25 per share) and a gain of $39,804 was recorded.

     In March 1997, the Company loaned $200,000 at an interest rate of 6% per annum to an entity controlled by Messrs. Ronald B. Koenig and Stanley Hollander, two of the Company's directors. The transaction was approved by the independent members of the Board of Directors. The loan and the related interest was repaid on April 9, 1998.

     On September 15, 1997, the Company loaned $25,000 to CGI which was repaid on October 2, 1997 without interest.

     During the year ended December 31, 1997, the Company paid consulting fees of $99,000 to a stockholder of CGH.

     During the year ended December 31, 1997, the Company paid commissions of $36,000 to CGE.

     CGI assigned certain consulting and financial advisory service agreements to the Company for no consideration. In addition, the Company purchased from CGI warrants to acquire common stock in a public company for approximately $14,000.

     (See also Note F[4].)


NOTE J - NET CAPITAL REQUIREMENTS

     ICG is subject to the Securities Exchange Commission Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, be at least the greater of 6 2/3 percent of aggregate indebtedness or $5,000. At December 31, 1998, ICG had net capital of $33,709 which was in $18,657 in excess of its required net capital.


NOTE K - EXEMPTION FROM RULE 15C3-3

     ICG is exempt from the reserve requirement of the Securities Exchange Commission's Rule 15c3 -3 pursuant to Section 15c3-3(k)(2)(ii).


NOTE L - COMMITMENTS

[1]  LETTER OF CREDIT:

     The Company has issued a letter of credit in the amount of $100,000 to secure future rent payments and leasehold improvements at the London office of CGE. The letter of credit is secured by a money market account.

[2]  LEASES:

     The Company is obligated for annual minimum rentals under leases for office space as follows:


        YEAR ENDING
        DECEMBER 31,
        ------------
           1999               $  98,000
           2000                  92,000
           2001                  24,000
                              ---------
                              $ 214,000


     Rent expense was approximately $250,000 and $259,000 for the years ended December 31, 1998 and 1997, respectively.

[3]  RETIREMENT PLAN:

     Effective January 1, 1997, the Company has a 401(k) profit-sharing plan covering all eligible employees as defined in the Plan. Contributions are made at the discretion of employees. The Company contributes 50% of the employee's contribution amount to the plan. Pension expense for the years ended December 31, 1998 and 1997 was approximately $15,000 and $21,000, respectively.


NOTE M - PROVISION FOR TAXES

     At December 31, 1998, the Company and its subsidiary had available for federal income tax purposes net operating loss and capital loss carryforwards of approximately $2,791,000 and $338,000, respectively. The net operating loss carryforwards expire from 2011 through 2018. The capital loss carryforward expires in 2003. The difference between the net loss for financial reporting purposes and the net operating loss for tax purposes is primarily due to unrealized loss on marketable securities and value attributable to warrants/options not currently deductible for tax purposes. The Company has provided a valuation reserve against the full amount of the net operating loss benefit of $1,116,000, capital loss benefit of $128,000 and the benefit of $664,000 from temporary differences, since the likelihood of realization cannot be determined.

     The difference between the statutory tax rate of 34% and the Company's effective tax rate of 0% is due to the increase in a valuation allowance of $1,124,000 and $394,000 in 1998 and 1997, respectively.


     Section 382 of the Internal Revenue Code contains provisions which may limit the loss carryforwards available if significant changes occur in stockholder ownership interests. Although the Company has not performed a detailed analysis, management believes that such limitations will apply as of December 31, 1998 as a result of changes in stockholder ownership interests during 1998. Accordingly, the Company would be subject to a significant annual limitation on the utilization of its net operating losses.

NOTE N - SUBSEQUENT EVENTS


     On January 7, 1999, the Company issued 275,000 shares of common stock in lieu of payment of $327,000 for services rendered by a consultant during the year ended December 31, 1998.


     On January 27, 1999, the Company entered into a content supply agreement. Upon execution of the agreement, the Company granted 2,000,000 warrants to purchase common stock at an exercise price of $1.00 per warrant for a term of three years and paid $207,250. The Company valued these warrants at approximately $4,007,000.

     On February 9, 1999, the Company granted 840,000 options to purchase common stock to a consultant. The consultant will receive an additional 840,000 options throughout the term of the agreement. The Company valued these warrants at approximately $921,000.

     The fair market value of common stock, options and warrants issued in connection with the above consultant agreements will be typically recorded as expense within twelve months of the execution of the related agreements.

     The Company sold 2,325,400 shares of common stock on February 10, 1999 in a series of private placements yielding net proceeds of approximately $2,325,400.

     On March 31, 1999, the Company entered into a stock exchange agreement with Telescan, Inc. ("TSCN"). The agreement provides for the exchange of 5,176,161 unregistered shares of the Company's common stock, for 520,000 unregistered shares of TSCN's common stock. In addition, the Company entered into a stock option agreement with TSCN. The agreement provides TSCN a one year option to increase its ownership in the Company to 19.9% by acquiring additional shares at a purchase price of $3.75. In consideration thereof, the Company received 25,000 shares of TSCN common stock. The option is exercisable through March 30, 2000. In the event that there is a change in control as defined, the Company is required to redeem the option for cash in an amount equal to the number of unexercised options multiplied by the difference between the exercise price and consideration received by the Company's stockholders in connection with the change in control.


     Also, the Company entered into a service agreement with TSCN. TSCN will provide information and design services to the Company's internet sites for a term of two years. The agreement provides for the issuance of 1,577,491 (included in 5,176,161 above) shares of the Company's common stock to TSCN for these services as they are provided.

     On April 1, 1999, a complaint was filed in which ICC was named, in which it was named as a co-defendant to a lawsuit alleging damages of $990,000 plus interest and punitive damages, with respect to certain investments made by the plaintiffs in a company called Waste Systems International, Inc. ("WSI"), for which ICG acted as a financial consultant and placement agent in connection with a private offering. The plaintiffs allege that the defendants made numerous fraudulent and negligent misrepresentations to the plaintiffs, that the plaintiffs invested in WSI based on those fraudulent and negligent misrepresentations to the plaintiffs, that the plaintiffs invested in WSI based on those fraudulent and negligent misrepresentations and that the misrepresentations were the direct and proximate cause of injuries suffered by the plaintiffs. Management believes that the claims against ICG are without merit and is vigorously opposing those claims, however, the outcome is presently underminable. In the opinion of management any potential liability with respect to this litigation will not materially affect the Company's financial position of results of operations.



     On April 13, 1999, the Company acquired all of the outstanding shares of CGE for approximately $43,000 and $25,000 unregistered shares of the Company's Common Stock.

                          GLOBALNET FINANCIAL.COM, INC.
                             CONDENSED CONSOLIDATED
                                 BALANCE SHEETS
                                   A S S E T S

                                                                               MARCH 31, 1999     DECEMBER 31, 1998
                                                                               --------------     -----------------
                                                                                (UNAUDITED)
Assets:
     Cash and cash equivalents ........................................           2,555,304           1,941,774
     Restricted cash ..................................................             105,111             104,664
     Due from broker ..................................................              44,930              44,930
     Securities owned at market value .................................             890,774             552,719
     Securities not readily marketable, at fair value .................           9,447,343             132,492
     Prepaid Expenses .................................................             389,447              61,438
                                                                               ------------         -----------
     TOTAL CURRENT ASSETS .............................................          13,432,909           2,838,017
     Furniture, fixtures, equipment, and leasehold improvements .......             266,228             290,113
     Licensing and promotion agreements ...............................             450,337             354,726
     Other Assets .....................................................               7,138              22,154
                                                                               ------------         -----------
     TOTAL ASSETS .....................................................        $ 14,156,612         $ 3,505,010

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
     Accounts payable and accrued expenses ............................        $    165,578         $   607,656
     Dividends payable - preferred stockholders .......................              38,154              38,154
     Dividends payable - common stockholders ..........................             572,625             572,625
     Deferred revenue .................................................                   0               5,000
                                                                               ------------         -----------
     Total Liabilities ................................................             776,357           1,223,435

Stockholders' equity:
         Preferred Stock - $.001 par value; 20,000,000 shares
         authorized, none outstanding .................................                   0                   0
         Class B Common Stock - $.001 par value; 25,000,000
         authorized, none outstanding .................................                   0                   0
         Common Stock - $.001 par value, 100,000,000 shares authorized;
         52,634,457 issued; 44,337,896 issued
         as of 3/31/99 and 12/31/98, respectively .....................              52,634              44,337
Additional Paid in Capital ............................................          29,948,460           8,852,862
Accumulated Deficit ...................................................          (8,296,110)         (6,298,121)
Unearned compensatory and licensing costs .............................          (8,408,729)           (276,253)
Accumulated other comprehensive loss ..................................             114,000             (11,250)
Treasury Stock (15,000 Shares) ........................................             (30,000)            (30,000)
                                                                               ------------         -----------
     Total stockholders' equity .......................................          13,380,255           2,281,575
     T O T A L ........................................................        $ 14,156,612         $ 3,505,010
                                                                               ============         ===========

                       SEE NOTES TO FINANCIAL STATEMENTS

                          GLOBALNET FINANCIAL.COM, INC.
                             CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                          FOR THE THREE MONTHS ENDED
                                                                     -----------------------------------
                                                                     MARCH 31, 1999       MARCH 31, 1998
                                                                     --------------       --------------
Revenues:
     Consulting fees .........................................                   0         $     51,750
     Advertising and MC1000 revenue ..........................              20,017                    0
     Private placement fees ..................................                   0              427,074
     Net realized and unrealized gain(loss) on marketable
          and not readily marketable securities ..............             194,531             (200,319)
     Interest income .........................................              11,418                6,241
                                                                      ------------         ------------
Total revenue ................................................        $    225,966         $    284,746
                                                                      ------------         ------------
Operating expenses
     General and administrative ..............................           2,223,951              574,833
     Write-Down of advances to unconsolidated affiliate ......                   0               20,000
                                                                      ------------         ------------
          Total operating expenses ...........................           2,223,951              594,833

Net loss .....................................................        $ (1,997,985)        $   (310,087)
                                                                      ============         ============


Basic and diluted loss per share .............................        $      (0.04)        $      (0.02)
                                                                      ============         ============

Weighted average common shares outstanding - basic and diluted
loss per share ...............................................          45,936,000           19,814,000
                                                                      ============         ============

                          GLOBALNET FINANCIAL.COM, INC.
                             CONDENSED STATEMENT OF
                               COMPREHENSIVE LOSS
                                   (UNAUDITED)

                                                                          FOR THE THREE MONTHS ENDED
                                                                     -----------------------------------
                                                                     MARCH 31, 1999       MARCH 31, 1998
                                                                     --------------       --------------
Net Loss                                                              $(1,997,985)           $(310,087)
Other Comprehensive Income:
   Unrealized gain on available for sale securities                       125,250
                                                                      -----------            ---------
Comprehensive Loss                                                    $(1,872,735)           $(310,087)
                                                                      ===========            =========

                       SEE NOTES TO FINANCIAL STATEMENTS

                          GLOBALNET FINANCIAL.COM, INC.
                             CONSOLIDATED STATEMENT
                                  OF CASH FLOWS
                                   (UNAUDITED)

                                                                                             THREE MONTHS ENDED
                                                                                      --------------------------------
                                                                                      MARCH 31, 1999    MARCH 31, 1998
                                                                                      --------------    --------------
Cash flows from operating activities:
     Net loss ..................................................................        (1,997,986)        (310,087)
     Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
           Depreciation and amortization .......................................           137,385           14,929
           Equity In loss of unconsolidated affiliate and write-down of advances                 0           20,000
           Compensation to consultants paid with stock and options .............           736,333                0
           Change in unrealized depreciation of securities .....................          (194,531)         200,319
           Receipt of securities in payment of fees ............................                 0         (187,500)
          Changes in:
               Due from broker .................................................                 0          136,987
               Prepaid expenses and other assets ...............................          (522,107)           2,000
               Accounts payable and accrued expenses ...........................          (115,517)         (47,551)
               Deferred revenues ...............................................            (5,000)         (10,096)
                                                                                        ----------         --------
                     Net cash (used in) operating activities ...................        (1,961,423)        (180,999)
                                                                                        ----------         --------
Cash flows from investing activities:
     Proceeds from sale of securities ..........................................                 0          135,970
     Investment in restricted cash .............................................              (447)            (675)
                                                                                        ----------         --------
                     Net cash (used in) investing activities ...................              (447)        (135,295)
                                                                                        ----------         --------
Cash flows from financing activities:
     Proceeds from the issuance of common stock ................................         2,575,400
     Dividends paid ............................................................                 0         (191,165)
                                                                                        ----------         --------
                     Net cash provided by (used in) financing activities .......         2,575,400         (191,165)
                                                                                        ==========         ========
Net increase (decrease) in cash and cash equivalents ...........................           613,530         (236,869)
Cash and cash equivalents at beginning of period ...............................         1,941,774          810,659
                                                                                        ----------         --------
Cash and cash equivalents at end of period .....................................         2,555,304          573,790
                                                                                        ==========         ========

Noncash Transactions: See Note 9 with respect to settlement of certain obligations by issuance of securities and share exchange transaction with Telescan, Inc.

                       SEE NOTES TO FINANCIAL STATEMENTS

                          GLOBALNET FINANCIAL.COM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                 March 31, 1999
                                   (Unaudited)

(1)      FINANCIAL STATEMENT PRESENTATION

The unaudited financial statements of GlobalNet Financial.com, Inc. (the "Company" or "GLBN") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") and, in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) necessary to present fairly the results of operations for the interim periods presented. Certain information and footnote disclosures normally included in financial statements, prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to such rules and regulations. However, management believes that the disclosures are adequate to make the information presented not misleading. The results for the interim periods are not necessarily indicative of the results of the full fiscal year.

(2)      THE CORPORATION

GlobalNet Financial.com, Inc. (the "Company" or "GLBN") formerly Microcap Financial Services.com, Inc., prior to that Capital Growth Holdings, Ltd. and prior to that Galt Financial Corporation, was incorporated in the State of Colorado on June 15, 1987. On March 14, 1997, GLBN, an inactive company, acquired 100% of the outstanding capital stock of International Capital Growth, Ltd. ("ICG") (a company formed in February 1996), a Delaware corporation and member of the National Association of Securities Dealers, Inc. The acquisition was consummated through an exchange of shares that resulted in the former ICG shareholders receiving control of GLBN the transaction has been treated as a recapitalization. In connection therewith, ICG's historic capital accounts were retroactively adjusted to reflect the equivalent number of shares issued by GLBN in the transaction while ICG's historical accumulated deficit was carried forward. In 1997, after the recapitalization, a Colorado corporation, was merged into a Delaware corporation, Capital Growth Holdings, Ltd. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, ICG and the wholly owned subsidiary of ICG, Microcap1000.Com Ltd. ("MCAP 1000"). All significant intercompany transactions and balances have been eliminated.

(3)      NATURE OF BUSINESS

The Company and its subsidiaries have three reportable segments. The Company operates a broker/dealer and an internet web-site. The Company generates revenues by acting as a placement agent in private financings and as a financial consultant to various companies. The Company's wholly owned subsidiary, MCAP 1000 provides comprehensive, internet-based electronic publishing of unique content on the MicroCap sector, generated by analysts and money managers ("MC1000 Gurus"); internet investor access for public companies; and broadcasts over the internet through video-streamed netcasts of various financial programs. The Company also maintains their proprietary MicroCap1000 Index, a real-time index following the stock performance of 1000 companies with market capitalizations of between $25 million and $500 million.

Information with respect to reportable segments follows:

----------------------------------------------------------------------------------------------------------------------------
                                                                           MARCH 31, 1999
----------------------------------------------------------------------------------------------------------------------------
                                                          CORPORATE        BROKER/DEALER         INTERNET          TOTAL
----------------------------------------------------------------------------------------------------------------------------
Revenues from external customers                              0                  0                20,017            20,017
----------------------------------------------------------------------------------------------------------------------------
Interest revenue                                            10,476                942                0              11,418
----------------------------------------------------------------------------------------------------------------------------
Depreciation and amortization                                 0                 5,034             132,351          137,385
----------------------------------------------------------------------------------------------------------------------------
Segment (loss) income                                      629,448             68,878          (1,437,415)      (1,997,985)
----------------------------------------------------------------------------------------------------------------------------
SIGNIFICANT NONCASH ITEMS:
----------------------------------------------------------------------------------------------------------------------------
   Unrealized gain of securities                              0               194,531               0              194,531
----------------------------------------------------------------------------------------------------------------------------
Compensation paid with securities                          333,458               0                362,875          696,333
----------------------------------------------------------------------------------------------------------------------------
Segment  assets                                          11,427,839          1,329,090          1,399,683       14,156,612
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
                                                                           MARCH 31, 1998
----------------------------------------------------------------------------------------------------------
                                                          CORPORATE        BROKER/DEALER          TOTAL
----------------------------------------------------------------------------------------------------------
Revenues from external customers                              0                284,746            284,746
----------------------------------------------------------------------------------------------------------
Interest revenue                                                428              5,813              6,241
----------------------------------------------------------------------------------------------------------
Depreciation and amortization                                 0                 14,929             14,929
----------------------------------------------------------------------------------------------------------
Segment loss                                                (17,007)          (293,080)          (310,087)
----------------------------------------------------------------------------------------------------------
SIGNIFICANT NONCASH ITEMS:
----------------------------------------------------------------------------------------------------------
   Unrealized gain of securities                              0               (200,319)          (200,319)
----------------------------------------------------------------------------------------------------------
Segment  assets                                             263,601          2,178,683          2,442,284
----------------------------------------------------------------------------------------------------------

(3)      VALUATION OF SECURITIES

Securities held by GLBN are classified as available-for-sale and are recorded at their market value. Unrealized gains and losses on securities held by GLBN are recorded as other comprehensive income.

Unrealized gains and losses on securities held by ICG, a registered broker/dealer, are recognized as operating income or loss in the statement of operations. Securities owned, which are listed on a national securities exchange, are valued at their last reported sales price. Securities which trade over-the-counter are valued at the "bid" price. Securities which do not have a readily ascertainable market value are valued at their estimated fair value as determined by the management. Management considers fair value to be cost unless the value has deteriorated or where later investments have been concluded by a significant outside investor, then the investment is valued at the last per share sales price paid unless circumstances dictate a lower valuation.

The values of securities owned by the Company can change substantially because of volatility in the price of each security, changes in the business prospects of the issuer of the securities, specific events influencing the operations of the issuer of the securities, and various other circumstances outside the security issuer's control. Accordingly, the value of the securities could decline so that a loss would be required to be recognized for the total carrying amount of such securities.

Included in securities owned at market value is the Common Stock of Worlds, Inc. and Telescan, Inc. The carrying amount of the investment in Worlds, Inc. at March 31, 1999 was $622,500 and the carrying amount of the investment in Telescan, Inc. at March 31, 1999 was $9,333,125. (See Note 9.) Both Worlds,
Inc. and Telescan, Inc. are subject to the reporting requirements of the U.S. Securities and

Exchange Commission.

Unaudited summarized financial information of Worlds, Inc. (a development stage enterprise) is as follows:

---------------------------------------------------------------
                                              MARCH 31, 1999
---------------------------------------------------------------
                                                (UNAUDITED)
---------------------------------------------------------------
              Current assets                  $       957,606
---------------------------------------------------------------
              Noncurrent assets                       378,246
---------------------------------------------------------------
              Current liabilities                   1,091,465
---------------------------------------------------------------
              Noncurrent liabilities                1,852,518
---------------------------------------------------------------

Income Statement:

---------------------------------------------------------------
                                              MARCH 31, 1999
---------------------------------------------------------------
                                                (UNAUDITED)
---------------------------------------------------------------
              Net Revenues                    $        35,177
---------------------------------------------------------------
              Gross profits                            13,713
---------------------------------------------------------------
              Operating loss before
              extraordinary item                     (628,238)
---------------------------------------------------------------
              Net loss                               (628,238)
---------------------------------------------------------------

Unaudited summarized financial information of Telescan, Inc. is as follows:

                                               MARCH 31, 1999
---------------------------------------------------------------
                                                (UNAUDITED)
---------------------------------------------------------------
              Current assets                  $    26,533,000
---------------------------------------------------------------
              Noncurrent assets                     8,011,000
---------------------------------------------------------------
              Current liabilities                   7,104,000
---------------------------------------------------------------
              Noncurrent liabilities                  342,000
---------------------------------------------------------------

Income Statement:

---------------------------------------------------------------
                                              MARCH 31, 1999
---------------------------------------------------------------
                                                (UNAUDITED)
---------------------------------------------------------------
              Net Revenues                    $     3,428,000
---------------------------------------------------------------
              Gross profits                           452,000
---------------------------------------------------------------
              Operating loss before
              extraordinary item                     (872,000)
---------------------------------------------------------------
              Net loss                               (872,000)
---------------------------------------------------------------

(4)      DIVIDEND

In March 1997, the Board of Directors declared annual dividends of $.225 per share of Common Stock, for the calendar years ended 1997 and 1998, accruing as of January 1, 1997 payable commencing June 30, 1997 and on a quarterly basis thereafter. The dividend will be paid after payment of any dividends due on all classes of stock with priority over Common Stock (currently Series A and B preferred stock), subject to any operating restrictions. In addition, the Board of Directors determined that any dividend declared on Class B Common Stock will be subject to a $.20 per share limitation on annual dividends in 1998. The Company has determined not to make the $.05625 per share Common Stock dividend payment on June 30, 1998, September 30, 1998 and December 31, 1998 dividend payments. The Company recognizes such payments as an obligation.

The former holders of Series A and B preferred stock were entitled to a preferential cumulative dividend equal to $38,154 in the aggregate, which accrued from October 12, 1996 through October 21, 1997.

(5)      REVENUE RECOGNITION

Consulting fees and private placement fees are recorded when earned. In addition, the Company earns fees in the form of securities. These securities are valued at market on the date they are earned. Security transactions are recorded on a trade date basis.

(6)      NET CAPITAL REQUIREMENTS

ICG is subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, be at least the greater of 6 2/3 of aggregate indebtedness or $5,000. At March 31, 1999, ICG had net capital of $1,038,540 which was $1,028,756 in excess of its required net capital.

(7)      EXEMPTION FROM RULE 15C3-3

ICG is exempt from the reserve requirement of the Securities and Exchange Commission's Rule 15c3-3 pursuant to Section 15c3-3(k)(2)(ii).

(8)      COMMITMENTS

The Company has issued a letter of credit in the amount of $100,000 to secure future rent payments and leasehold improvements at the London office of Capital Growth Europe. The letter of credit is secured by a money market account.

(9)         STOCKHOLDER EQUITY TRANSACTIONS DURING QUARTER ENDED MARCH 31, 1999

On January 7, 1999, the Company issued 275,000 shares of Common Stock in lieu of payment of $308,000 for services rendered by a consultant during the year ended December 31, 1998.

On January 27, 1999, the Company entered into a content supply agreement. Upon execution of the agreement, the Company granted 2,000,000 warrants to purchase Common Stock at an exercise price of $1.00 per warrant for a term of three years and paid $207,250. The Company valued these warrants at approximately $4,007,000.

On February 9, 1999, the Company granted 840,000 options to purchase Common Stock to a consultant. The consultant will receive an additional 840,000 options throughout the term of the agreement. The Company valued these warrants at approximately $921,000.

On March 23, 1999 the Company entered into an agreement with a consultant to provide investor and public relation services. In connection therewith, the Company granted 150,000 shares of Common Stock which were valued at their fair value of $1.40 per share.

The fair market value of Common Stock, options and warrants issued in connection with the above agreements will be recorded as expense over the term of the related agreements.

The Company sold 2,575,400 shares of Common Stock in February 1999 in a series of private placements yielding net proceeds of approximately $2,575,400.

On March 29, 1999, the Company issued 120,000 shares in lieu of a discount for certain services provided by a consultant. The transaction was recorded at $40,000 representing the amount of the discount.

On March 31, 1999, the Company entered into a stock exchange agreement with Telescan, Inc. ("TSCN"). The agreement provides for the exchange of 5,176,161 unregistered shares of the Company's Common Stock, for 520,000 unregistered shares of TSCN's Common Stock. In addition, the Company entered into a stock option agreement with TSCN. The agreement provides TSCN a one year option to increase its ownership in the Company to 19.9% by acquiring additional shares at a purchase price of $3.75. In consideration thereof, the Company received 25,000 shares of TSCN Common Stock. The option is exercisable through March 30, 2000. In the event that there is a change in control as defined, the Company is required to redeem the option for cash in an amount equal to the number of unexercised options multiplied by the difference between the exercise price and consideration received by the

Company's stockholders in connection with the change in control.

Also, the Company entered into a service agreement with TSCN. TSCN will provide information and design services to the Company's internet sites for a term of two years. The agreement provides for the issuance of 1,577,491 (included in 5,176,161 above) shares of the Company's Common Stock to TSCN for these services as they are provided.

(10)     SUBSEQUENT EVENTS

The Company recorded the transaction with TSCN at $17.125 per share, the fair value of the stock received on the date of the exchange. The fair value was then allocated to the services to be provided, the option and securities issued.

On April 13,1999, the Company acquired all of the outstanding shares of CGE for approximately $43,000.00 and $25,000 unregistered shares of the Company's Common Stock.

In April 1999 the Company granted 450,000 shares of Common Stock to a consultant to provide financial and investor services for one year. The company valued these shares at $1,237,500 representing the fair value at the date of grant which will be charged to expense over the term of the agreement.

On May 14, 1999, the Company sold 448,500 shares of Common Stock in a private placement resulting in net proceeds of approximately $897,500.

In April 1999 the Company raised proceeds of $5,000,000 in a private placement of 2,500,000 shares.

In May 1999 the Company received $14,765,338 from Freeserve, Ltd. which represented the purchase of 6,832,669 shares of Common Stock at $2.00 per share and the exercise of a warrant for 2,000,000 shares of Common Stock at $1.00 per share. (See Note 9). In addition, the Company granted Freeserve, Ltd. an option to increase its ownership to 19.9% of the fully diluted number of shares of Common Stock outstanding. T he option is exercisable at $2.25 per share and expires on October 2001.

(11)     LITIGATION

On April 1, 1999, ICG was served with a complaint, in which it was named as a co-defendant to a lawsuit alleging damages of $990,000 plus interest and punitive damages, with respect to certain investments made by the plaintiffs in a company called Waste Systems International, Inc. ("WSI"), for which ICG acted as a financial consultant and placement agent in connection with a private offering. The plaintiffs allege that the defendants made numerous fraudulent and negligent misrepresentations to the plaintiffs, that the plaintiffs invested in WSI based on those fraudulent and negligent misrepresentations and that the misrepresentations were the direct and proximate cause of injuries suffered by the plaintiffs. Management believes that the claims against ICG are without merit and is vigorously opposing those claims, however, the outcome is presently undeterminable. In the opinion of management any potential liability with respect to this litigation will not materially affect the Company's financial position or results of operations.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.--INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Certificate of Incorporation provides for the Company to indemnify all persons permitted by Delaware General Corporation Law to the maximum extent permitted thereby. In addition, the Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. These provisions of the Certificate of Incorporation are contained in Articles TEN and THIRTEEN, which read as follows:

         TENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

         THIRTEENTH: Except as may otherwise be specifically provided in this Certificate of Incorporation, no provision of this Certificate of Incorporation is intended by the Corporation to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred under the General Corporation Law upon the Corporation, upon its stockholders, bondholders and stockholders, and upon its directors, officers and other corporate personnel, including, in particular, the power of the Corporation to furnish indemnification to directors and officers in the capacities defined and prescribed by the General Corporation Law and the defined and prescribed rights of said persons to indemnification as the same are conferred under the General Corporation Law. The Corporation shall, to the fullest extent permitted by the laws of the State of Delaware, including, but not limited to Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all directors and officers of the Corporation and may, in the discretion of the Board of Directors, indemnify any and all other persons whom it shall have power to indemnify under said Section or otherwise under Delaware law, from and against any and all of the expenses, liabilities or other matters referred to or covered by said Section. The indemnification provisions contained in the Delaware General Corporation Law shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any ByLaw, agreement, resolution of stockholders or disinterested directors, or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent, both as to action in his official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of such person.

         In addition, the Company has taken out a professional indemnity policy with a limit of liability of $5,000,000. The policy is a claims made and reported policy. Subject to certain exclusions and qualifications, the policy protects directors, officers, and employees from a claim made for an actual or alleged error, omission, negligent act, libel or slander in rendering professional services.

ITEM 25.--OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The Company estimates that expenses in connection with the offering described in this Registration Statement will be as follows:


Securities and Exchange Commission registration fee                    $42,836
Legal fees and expenses                                                 $7,500
Accounting fees and expenses                                           $30,000
Miscellaneous                                                           $5,000
                                                                       -------

Total                                                                  $85,336
                                                                       =======

         All amounts except the Securities and Exchange Commission registration fee are estimated. $26,221.01 of the Securities and Exchange Commission registration fee was previously sent to the Securities and Exchange Commission on February 12, 1999 at the time of our previous registration statement filed on February 12, 1999.


ITEM 26.--RECENT SALES OF UNREGISTERED SECURITIES


         During the past three years, the following shares were sold by the Company without registration under the Securities Act: (a) On March 14, 1997, the Company acquired 100% of the outstanding capital stock of International Capital Growth, Ltd., a Delaware corporation and member of the NASD in a reverse acquisition consummated through a share exchange transaction (the "Share Exchange") pursuant to Regulation D ("Regulation D") and Regulation S ("Regulation S"), each as promulgated under the Securities Act, to "accredited investors" as that term is defined in Regulation D and to non-"U.S. persons" in an "offshore transaction" as such terms are defined in Regulation S, respectively. In accordance with the terms and conditions of the Share Exchange, the Company issued 18,982,906 shares of its capital stock and 1,875,000 redeemable warrants (the "Exchange Warrants") to the former stockholders of ICG, who are "accredited investors" as that term is defined in Regulation D, or non-"U.S. persons" participating in an "offshore transaction" as such terms are defined in Regulation S, in exchange for outstanding securities of ICG, in each case of the same type, term and denomination. The 18,982,906 shares of capital stock of the Company that were issued in the Share exchange consisted of (i) 2,551,906 shares of common stock, par value $.001 per share, (ii) 11,349,666 shares of newly- authorized Class B common stock, par value $.001 per share,
(iii) 4,001,334 shares of newly- designated 5% Cumulative Convertible Series A Preferred Stock, par value $.001 per share, and (iv) 1,080,000 shares of newly-designated 5% Cumulative Convertible Series B Preferred Stock, par value $.001 per share. The Exchange Warrants consist of 1,625,000 redeemable shares common stock purchase warrants, each exercisable to purchase one share common stock, which shares of common stock are being registered hereby, at $4.00 per share (subject to adjustment under certain circumstances) at any time until October 1999 or March 2000, as the case may be, and 250,000 redeemable Class B common stock purchase warrants, each exercisable to purchase one share of Class B common stock at $2.00 per share (subject to adjustment under certain circumstances) at any time, subject to an vesting schedule, until November 1999.

         (b) On March 27, 1997, the Company completed a private offering (the "March Private Offering") of shares of its common stock at $2.25 per share, pursuant to Regulation D and Regulation S, to "accredited investors" as that term is defined in Regulation D and to non-"U.S. persons" in an "offshore transaction" as such terms are defined in Regulation S, respectively. The Company issued 549,496 shares of common stock in the March Private Offering, which yielded aggregate gross proceeds of $1,236,366. The Company also issued a total of 24,984 Warrants as partial compensation to certain sub-placement agents in the March Private Offering. Each Warrant is exercisable to purchase one share of common stock at $4.00 per share (subject to adjustment) at any time prior to redemption thereof until March 2000. The placement agent in the March Private Offering is an affiliate of the Company.

         In the fourth quarter of 1998 the Company completed a private offering (the "1998 Offering") of shares of its common stock at $.125 per share pursuant to Regulation D to "accredited investors" as that term is defined in Regulation
D. The Company issued 23,248,400 shares in the 1998 private offering which yielded aggregate gross proceeds of $2,906,050. No placement agent was utilized.

         On February 10, 1999 the Company completed a private offering (the "1998 Offering") of shares of its common stock at $1.00 per share pursuant to Regulation D to "accredited investors" as that term is defined in Regulation D. The Company issued 2,325,400 shares in a February 1999 private offering which yielded aggregate gross proceeds of $2,325,400. No placement agent was utilized. The Company did not pay any commissions in connection with the sale of securities.

         In March 1999, we entered into various agreements with Telescan, Inc. ("TSCN"). As a result of these agreements TSCN currently owns 9.9% of GlobalNet. Under the terms of the agreements, TSCN issued to GlobalNet 520,000 shares of its common stock, which at the time of the transaction were valued at $10.3 million in exchange for 5,176,161 of our shares. In addition, TSCN purchased a one year option from us for 25,000 shares of TSCN's common stock to purchase such number of shares necessary to increase TSCN's position to 19.9% of the then current shares outstanding.

         The Company issued 2,500,000 shares in a April 1999 private offering which yielded aggregate gross proceeds of $5,000,000.

         The Company gross proceeds of $14,765,337 in a private transaction with FreeServe, Ltd. which included the exercise of Freeserve's Warrant to purchase 2,000,000 shares of Common Stock of GLBN at $1.00 per share.


ITEM 27.--EXHIBITS

         (a) The following is a list of Exhibits filed herewith as part of the Registration Statement:

  EXHIBIT                                                       DESCRIPTION
    NO.
2.1                    Agreement Concerning the Exchange of Securities of International Capital Growth,
                       Ltd. for Securities of Galt Financial Corporation Dated January 7, 1997(1)

2.2                    Agreement and Plan of Merger by and between Capital Growth Holdings, Ltd., a Colorado corporation, and Capital Growth Holdings, Ltd., a Delaware corporation, dated June 10, 1997(1)

3.1                    Certificate of Incorporation of the Company, as amended(1)

3.2                    By-Laws of the Company(1)

4.1                    Form of common stock certificate(2)

4.2                    Form of Redeemable common stock Purchase Warrant(2)

4.3                    Form of Redeemable Class B common stock Purchase Warrant(2)

5.1                    Opinion of Broad and Cassel (to be filed by Amendment)

5.2                    Content Supply Agreement between Freeserve Limited and MicroCap Financial Services.com,
                       Inc.(to be filed by Amendment)

10.1                   Intentionally Deleted

10.2                   Intentionally Deleted

10.3                   Intentionally Deleted

10.4                   Lease Agreement, as amended, regarding 2425 Olympic Boulevard, Santa Monica, CA dated October
                       21, 1997(2)

10.5                   Lease Agreement regarding 7280 W.  Palmetto Park Road, Suite 202, Boca Raton, Florida(3)

10.6                   1998 Stock Option Plan(3)

10.7                   Lease Agreement regarding 16150 N. Arrowhead Fountain Center Drive, Peoria, Arizona

23.1                   Subsidiaries of the Company(1)

23.2                   Consent of Richard A. Eisner & Company, LLP

27.2                   Financial Data Schedule(1)

(1) Filed herewith as an exhibit of the same number to the Company's Form 8-K dated March 14, 1997 and incorporated herein by reference.
(2) Filed as an exhibit of the same number to the Company's Registration Statement on Form SB-2 (SEC File No. 333-37879) and incorporated herein by reference.
(3) Filed as an exhibit of the same number to the Company's Registration Statement on Form SB-2 (SEC File No. 333-72385)


ITEM 28.--UNDERTAKINGS

         The undersigned registrant hereby undertakes to:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                  (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling p-erson in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new Registration Statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on the ___ day of May, 1999.


                           By: /S/ RONALD B. KOENIG
                           --------------------------------------
                           Ronald B. Koenig
                           Chairman of the Board of Directors and
                           Co-Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ronald B. Koenig his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

/S/ RONALD B. KOENIG                             Chairman of the Board of Directors             May ___, 1999
------------------------------------------       and Co-Chief Executive Officer
         Ronald B. Koenig

/S/ STANLEY HOLLANDER                            President and Co-Chief Executive               May ___, 1999
------------------------------------------       Officer
         Stanley Hollander

/S/ MICHAEL S. JACOBS                            Chief Operating Officer, Secretary             May ___, 1999
------------------------------------------       and Treasurer
         Michael S. Jacobs

/S/ ALAN L. JACOBS                               Executive Vice President and                   May ___, 1999
------------------------------------------       Director
         Alan L. Jacobs

                                 EXHIBIT INDEX

EXHIBIT
NUMBER          DESCRIPTION
-------         -----------

 10.7 Lease Agreement regarding 6150 N. Arrowhead Fountain Center Drive, Peoria, Arizona

 23.2           Consent of Richard A. Eisner & Company, LLP